UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-A

REGULATION A OFFERING CIRCULAR

UNDER THE SECURITIES ACT OF 1933

Angel Studios 010, Inc.

(Exact name of issuer as specified in its charter)

Delaware

(State of other jurisdiction of incorporation or organization)

295 W Center St.

Provo, Utah 84601

Phone: (760) 933-8437

(Address, including zip code, and telephone number,

including area code of issuer’s principal executive office)

Patrick Reilly

Chief Executive Officer

Angel Studios 010, Inc.

295 W Center St.

Provo, Utah 84601

Phone: (760) 933-8437

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Betsy T. Voter

Kevin Timken

Iqan Fadaei

Michael Best & Friedrich, LLP

170 S. Main St.

Suite 1000

Salt Lake City, UT 84101

Phone: 801.924.4105

7841	33-2416763
(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

Angel Studios – 010, Inc.

Preliminary Offering Circular

March 11, 2025

Subject to Completion

Up to 5,000,000 Shares of Series A Preferred Stock

$5,000,000 Maximum Offering Amount

THE UNITED STATE SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Angel Studios 010, Inc., a Delaware corporation (“we,” “us,” “our,” or the “Company”), is offering up to $5,000,000 of our Series A Preferred Stock shares (the “Shares”), at an offering price of $1.00 per share in a “Tier 2” offering under Regulation A (the “Offering”). All Shares will be offered in all jurisdictions at the same price. When the Company’s Board of Directors (the “Board”) has determined that it has sufficient funds available, the Company will redeem the Shares at a price of $1.15 per share. See “Securities Being Offered.”

The Company was formed as a wholly owned subsidiary of Angel Studios, Inc., our parent company (“Parent Company”) for the sole purpose of exploiting the commercial potential of the film entitled “THE KING OF KINGS” (the “Picture”), pursuant to a licensing agreement with the Picture’s producer, Mofac Animation Studios LLC (the “Producer”). In particular, the Company was formed to market and distribute the Picture in movie theaters and through distribution platforms in the post-theatrical period, and will share in the revenue generated by that distribution. The Company will use the proceeds from the Offering primarily to market the Picture, including by engaging in theatrical and post-theatrical ‘Prints & Advertising’ (“P&A”) marketing.

Securities Offered by the Company	Price to public	Underwriting discount and commissions		Proceeds to Company (1)	Proceeds to other persons
Per Series A Preferred Share:	$1.00		N/A	$1.00	$0.00
Total Minimum:	$0.00	$	N/A	$0.00	$0.00
Total Maximum:	$5,000,000.00	$	N/A	$5,000,000.00	$0.00

(1)	The amounts shown are before deducting estimated offering expenses including, without limitation, broker, legal, accounting, auditing, and other professional, printing, advertising, travel, marketing, and other expenses of this Offering. Our Parent Company will initially pay all such expenses and will be reimbursed by the Company from the Offering proceeds. We estimate that the total expenses of this Offering will be approximately $125,000.

Film investments are often structured as discrete investments formed around a single script and key talent. This allows investors to invest in a single film’s theatrical release, without exposure to the poorer performance or liabilities of any other film. Likewise, the Company was formed solely to exploit the commercial potential of a single film – The King of Kings. The Picture has an expected release date of April 11, 2025 or April 18, 2025.

The Company will initially market the Picture’s theatrical release and distribute the Picture in at least 30 of the largest 50 markets in the United States and Canada. The Company will also exploit the Picture by marketing its post-theatrical release and distributing the Picture through the streaming platform operated by our Parent Company (the “Platform”), as well as through other on-demand platforms, streaming services, and distribution networks. Additionally, the Company will exploit the Picture by utilizing the “Pay It Forward” business model operated by our Parent Company (see the description provided in “Description of Business – Revenue Streams”), by manufacturing and selling merchandise and digital collectibles derived from the Picture, and by licensing the Picture through social media platforms and other third-party distributors.

Theaters distributing the Picture will be entitled to a portion of box office receipts generated from the Picture’s theatrical release, generally 55-60% depending on our Parent Company’s negotiations which each theater company. After theaters retain their share of box office receipts, the Company will use remaining receipts to first pay any bonuses owed to certain actors/actresses based on the Picture reaching gross box office receipt thresholds (starting at $70 million) negotiated with the actors/actresses. The Company will then use all remaining box office receipts (the “Theatrical Revenue”) to (i) redeem shares sold in this offering, (ii) pay investors in any other offering of the Company’s securities conducted to fund exploitation of the Picture (such investors, “Additional P&A Investors” and, together with investors in this Offering, “P&A Investors”), and (iii) pay the Producer for amounts expended on P&A activities to date.

From the revenue derived from the Picture’s non-theatrical exploitation of the Picture, the Company will first pay third-party participations, residuals, royalties and other payments required to be made to unions and guilds (e.g., the Writers Guild of America, Directors Guild of America, and Screen Actors Guild, American Federation of Musicians, and IATSE), and performing rights societies (collectively, “Residuals”). The Company will use all remaining revenue derived from the Picture’s non-theatrical exploitation (such remaining revenue, “Non-Theatrical Revenue” and, together with Theatrical Revenue, “Licensing Revenue”) to redeem the shareholders of the Shares, to pay amounts otherwise owed to P&A Investors, and to repay the Producer for amounts it has expended on P&A activities. After such payments have been made, the Company will be reimbursed (or will reimburse its Parent Company) for all other marketing and distribution expenses permitted under the Picture Marketing and Distribution Agreement (“Distribution Agreement”) between the Company and Producer, up to any applicable cap described therein.

We expect to offer the Shares in this Offering from the date the U.S. Securities and Exchange Commission (the “Commission”) qualifies the Offering Statement, of which this offering circular is a part, until we raise the maximum amount being offered. No sales of the Shares will be made prior to the qualification of the Offering Statement by the Commission. We anticipate the offering period to continue for up to twelve (12) months from the date of commencement. However, we reserve the right to terminate this Offering for any reason at any time prior to the anticipated close of the offering period. In particular, if we determine that we have raised funds sufficient to market the Picture before or around the Picture’s theatrical release in April 2025, we may close the Offering before the twelve-month offering period ends.

The Company has engaged Rialto Markets LLC, a Delaware limited liability company, member FINRA/SIPC (“Rialto”), to act as broker-dealer of record in connection with this Offering, but not for underwriting or placement agent services. Rialto will receive a consulting fee of $5,000, plus an amount equal to 1% of the proceeds from the sale of the Shares. See “Plan of Distribution” for more information.

This Offering is being conducted on a “best efforts” basis through our officers and directors, under the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See “Plan of Distribution” beginning on page 13 of the offering circular.

After the Commission qualifies the Offering Statement, interested investors can review and execute this Offering Statement (together with all exhibits thereto, including the Subscription Agreement) and pay the purchase price by visiting www.launch.movie/kingofkings (the “Offering Site”). We retain complete discretion to determine (or for Rialto to determine) that subscribers are “qualified purchasers” as defined in Regulation A. For sales that are not consummated, including as a result of our or Rialto’s determination that a subscriber is not a qualified purchaser, funds will be promptly refunded without interest.

We may engage an escrow agent in connection with this Offering. If we engage an escrow agent, then upon the Company’s acceptance of a subscription for the Offering, funds received by the Company in connection with the subscription will be immediately deductible from the escrow account and available to the Company. Upon the Company’s acceptance of an investor’s funds, the Company will issue the corresponding number of Shares to the investor. There is no minimum number of Shares or dollar amount that needs to be sold as a condition of the Offering’s closing. Subscriptions, once received, are irrevocable by investors but can be rejected by us. We reserve the right to reject any investor’s subscription in whole or in part for any reason.

Investing in our securities involves a high degree of risk, including the risk that you could lose all of your investment. An investment should be made only by persons or entities able to bear the risk of, and to withstand the total loss of, their investment. Prospective investors should carefully consider and review the section entitled “Risk Factors” beginning on page 5 of this offering circular before investing.

No public market for the Shares has developed nor is any such market expected to develop. We do not intend to list the Shares on a national securities exchange or interdealer quotational system.

The website address of our Parent Company is https://www.angel.com. Information contained on, or accessible through, our Parent Company’s website is not a part of, and is not incorporated by reference into, this offering circular.

This offering circular is following the offering circular format described in Part II of Form 1-A.

We are offering to sell, and are seeking offers to buy, the Shares only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this offering circular. We have not authorized anyone to provide you with any information other than the information contained in this offering circular. The information contained in this offering circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this offering circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this offering circular. This offering circular will be updated and made available for delivery to the extent required by the federal securities laws.

For investors outside the United States: we have not done anything that would permit this offering or possession or distribution of this offering circular in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourselves about and to observe any restrictions relating to the offering and the distribution of this offering circular.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This offering circular contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “should,” “potential,” “plan,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, or state other forward-looking information. Our ability to predict future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, actual outcomes could differ materially from those set forth or anticipated in our forward-looking statements. In particular, certain expectations are based on projections of the revenue that may be generated by the Picture, and such revenue cannot be easily projected until the Picture’s initial theatrical release begins, at the earliest. Factors that could cause our forward-looking statements to differ from actual outcomes include, but are not limited to, those described under the heading “Risk Factors.” Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this offering circular. Furthermore, except as required by law, we are under no duty to, and do not intend to, update any of our forward-looking statements after the date of this offering circular, whether as a result of new information, future events or otherwise.

You should read this offering circular and the documents referred to herein thoroughly, with the understanding that our actual future results may be materially different from and/or worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements and those appearing elsewhere in this offering circular, including those made in the “Risk Factors” section. Other sections of this offering circular include additional factors that could adversely impact our business and financial performance. New risk factors emerge from time to time, and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. These forward-looking statements speak only as of the date of this offering circular, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

THIRD PARTY DATA

Certain data included in this offering circular, including without limitation information about the film industry and about films previously marketed (and distributed) by our Parent Company, is derived from information provided by third parties that we believe to be reasonable, reliable, fair and accurate. However, there can be no assurance as to the accuracy or completeness of included information, and we have not independently verified such third-party information, nor have we ascertained the underlying economic assumptions relied upon therein. While we are not aware of any material misstatements regarding any market, industry, film or similar data presented herein and derived from third party sources, reliance on such data involves risks and uncertainties. Certain data is also based on our good faith estimates which are derived from management’s knowledge of the industry and independent sources.

STATE LAW EXEMPTION, QUALIFIED PURCHASERS AND PURCHASE RESTRICTIONS

We are offering the Shares pursuant to Tier 2 of Regulation A. As such, this Offering is exempt from state law “Blue Sky” review, subject to compliance with certain anti-fraud provisions.

As the Shares will not be listed on a registered national securities exchange upon qualification, the Shares are offered and sold only to (i) “accredited investors” under Rule 501(a) of Regulation D, and (ii) persons whose investment in our Shares does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at the end of the most recently completed fiscal year (for non-natural persons). Annual income and net worth are calculated as provided in the “accredited investor” definition under Rule 501 of Regulation D.

Under Rule 501(a) of Regulation D, the term “accredited investor” includes a natural person who:

1.	has a net worth, or joint net worth with the person’s spouse or spousal equivalent, that exceeds $1,000,000 at the time of the purchase, excluding the value of the primary residence of such person; or

2.	had earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse or spousal equivalent exceeding $300,000 for those years and has a reasonable expectation of reaching the same income level in the current year; or

3.	is holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the Commission has designated as qualifying an individual for accredited investor status; or

4.	is a “family client,” as defined in rule 202(a)(11)(G)-1 of the Advisers Act, of a family office meeting the requirements of Rule 501(a)(12) of Regulation D and whose prospective investment in the Company is directed by such family office pursuant to Rule 501(a)(12).

Different standards apply to non-natural persons. See Rule 501 of Regulation D for more details on accredited investor status.

We reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not qualified to invest in the Shares under Regulation A.

SUMMARY

This summary highlights selected information contained elsewhere in this offering circular. This summary does not contain all of the information you should consider before investing in the Shares. You should read this entire offering circular carefully, especially the risks of investing in the Shares as discussed in the “Risk Factors” before making an investment decision.

The Company and the Picture	The Company is a wholly owned subsidiary of Angel Studios, Inc. Like many investments in the film industry, in which a new entity is formed to invest in a single film, the Company was formed specifically to exploit the commercial potential of a single film – THE KING OF KINGS. This structure allows investors to invest in specific films that they anticipate being successful, rather than the general business of our Parent Company or other film productions marketed and/or distributed by our Parent Company.

The Picture is expected to be released on April 11, 2025 or April 18, 2025, and to be distributed in at least 30 of the largest 50 markets in the U.S. and Canada. The Picture is expected to run for at least one week but may run longer. See “Description of Business” for more information.

The Picture depicts the animated story of a young boy as he learns about Jesus Christ through a bedtime tale told by his father. Using his imagination, the boy learns of the miracles performed by Christ, as well as the adversity that Christ faced during His life. The Picture is based on a story told by Charles Dickens and was directed by Seong-ho Jang. The Picture stars voice actors including Ben Kingsley, Forest Whitaker, Uma Thurman, Mark Hamill, and Pierce Brosnan.

Shares Offered	Up to 5,000,000 Shares, on a “best efforts” basis for up to $5,000,000 of gross proceeds. Each Share has a purchase price of $1.00 and redemption price of $1.15.

The Company may redeem the Shares at $1.15 per Share (the “Stated Value” or, to the extent unpaid and as existing at any time, the “Series A Payment Amount”). Holders of shares of Series A Preferred Stock (“Shareholders”) have a right to receive the Series A Payment Amount upon liquidation, dissolution, or winding up, or upon a Deemed Liquidation Event (as defined in the Amended Certificate of Designation). The Company may redeem the Shares by paying dividends equal to the Series A Payment Amount or by voluntarily paying the Stated Value to Shareholders. However, any dividend payment or voluntarily payment of the Stated Value will be made in the sole discretion of the Board and subject to the availability of sufficient funds. Shareholders will have no voting rights and no right to request a dividend or a redemption by the Company.

Other than Shareholders’ right to receive the Series A Payment Amount, the Shares will not participate in any payments paid to the holders of shares of our common stock (“Common Stock”). Shareholders will have no voting rights, other than as required by law or for any proposed amendments to the as-filed Amended Certificate of Designation. For a detailed description of the Shares, see the section entitled “Description of Shares.”

Offering Price per Share	$1.00.

Stated Value / Redemption Price per Share	$1.15.

Number of Shares Outstanding Before the Offering	There are no Shares of Series A Preferred Stock issued and outstanding at this time. There are 100 shares of the Company’s Common Stock outstanding and issued at this time, all of which are held by our Parent Company.

Number of Shares Outstanding After the Offering	100 shares of the Company’s Common Stock, and 5,000,000 shares of Preferred Stock, assuming that the Offering is fully subscribed.

Minimum and Maximum Investment Amount	There is no minimum investment amount. The maximum offering and investment amount is $5,000,000. The Company reserves the right to limit the maximum investment amount that a single investor may invest in its sole discretion.

Subscription	Investors may invest in this Offering by executing the Subscription Agreement provided by the Company through the Offering Site. The Offering Site will also provide directions regarding payment for subscriptions for the Shares. Payments may also be made via ACH transfer through the Offering Site.

Distribution	This Offering is being conducted a “best efforts” basis through our officers/directors, which means our officers/directors will attempt to sell the Shares but there is no guarantee that they will sell any minimum amount. Our officers and directors will sell the Shares directly to the public, with no commission or other remuneration payable to them for any Shares sold. In offering the Shares on our behalf, our officers and directors will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Exchange Act, as amended. See “Plan of Distribution” for more information.

The Company has engaged Rialto, a broker-dealer registered with the Commission and a member of FINRA, to act as broker-dealer of record in connection with this Offering, but not for underwriting or placement agent services.

We expect to offer the Shares in this Offering until we raise the maximum amount being offered. We expect the offering period to end up to 12 months from the date of commencement, but we reserve the right to terminate this Offering for any reason at any time, particularly if we determine that we have raised sufficient funds to market the Picture before or around the Picture’s April 2025 release. There is no minimum dollar amount that needs to be sold as a condition of closing this Offering. Subscriptions, once received, are irrevocable by investors but can be rejected by us. We reserve the right to reject any investor’s subscription in whole or in part for any reason. See “Plan of Distribution – Subscription Procedures” for more information.

Payment for Shares	After the Commission qualifies this offering statement, of which this offering circular is a part, investors can pay the purchase price in the form of ACH debit transfer or wire transfer to the account listed on the Offering Site.

Investment Amount Restrictions	Generally, unless you are an accredited investor, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to investors that are not natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Voting Rights	Shareholders will have no voting rights, other than as required by law or for any proposed amendments to the as-filed Amended Certificate of Designations for the Shares.

Risk Factors	Investing in the Shares involves substantial risks. See the “Risk Factors” section for a discussion of factors you should carefully consider before deciding to invest in the Shares.

Use of Proceeds	We expect to receive gross proceeds from this Offering of up to $5,000,000. The proceeds of this Offering will be used primarily to fund P&A marketing of the Picture’s theatrical release, as well as to market and distribute the Picture during the post-theatrical period. Additionally, the Company will use proceeds to reimburse our Parent Company for expenses it incurs in connection with this Offering.

Termination of the Offering	We reserve the right to terminate this Offering for any reason at any time.

Payment Agent	We will not use a transfer agent in connection with this Offering. We will use a third-party payment processor to process the transfer of funds to and from investors and the Company.

Uncertificated Shares	All Shares will be uncertificated.

RISK FACTORS

Investing in the Shares involves significant risks. In addition to the other information contained in this offering circular, you should carefully consider the following risks before deciding to purchase any Shares. The occurrence of any of the following risks might cause you to lose all or a part of your investment. Some statements in this offering circular, including statements in the following risk factors, constitute forward-looking statements. Please refer to “Cautionary Statement Regarding Forward-Looking Statements” for more information regarding forward-looking statements.

Below is a summary of material risks, uncertainties and other factors that could have a material effect on the Company and its ability to redeem the Shares:

•	The Company has a limited purpose to license, promote, and distribute the Picture. Investments in films involve significant risk. If we do not effectively promote and distribute the Picture, or if the Picture is not well received by audiences, investors will lose some or all of their investment.

•	If we do not raise sufficient funds in this Offering, we may not be able to effectively market the Picture, and may therefore be unable to redeem the Shares.

•	We may need to raise additional capital on terms senior to the Shareholders’ right to receive a dividend.

•	We face intense competition from other films and from film studios with much greater production, marketing, and distribution budgets and networks than us. If we cannot compete effectively with other films and distributors, we may be unable to generate Licensing Revenue sufficient to redeem the Shares.

•	We have contracted our marketing services to our Parent Company. We are completely reliant on the efforts of our Parent Company to perform such services. If our Parent Company cannot effectively perform those services, we may be unable to generate Licensing Revenue sufficient to redeem the Shares.

•	Our success depends on our and the Picture producer’s ability to protect the intellectual property of the Picture. If our or the producer’s rights to the Picture are infringed or restricted, we may be unable to effectively exploit our right to market the Picture.

•	Shareholders will have no voting rights and will not be able to influence the Company or its business.

•	The Shares are not convertible, and Shareholders will have no rights to participate in any payments to be paid to the holders of Common Stock. Further, there is no mandatory redemption of the Shares, other than in the event of a liquidation payment. Shareholders have no right to request the Company to redeem the Shares. All payment of dividends and any voluntary payment of the Stated Value will be at the sole discretion of our Board.

•	There is no public market for the Shares, and none is expected to develop.

•	The offering price may not accurately represent the current value of our Company or our assets at any particular time.

Risks Related to our Company

Our Company has a limited purpose that it may not be able to successfully achieve.

The Company was formed for the sole purpose to license, promote, and distribute the Picture in the theatrical and post-theatrical period, and to otherwise exploit the commercial value of the Picture. We will not conduct any business activities except for activities relating to the Picture. If we are not successful in promoting and distributing the Picture, or if the Picture fails to achieve the success we anticipate, we will have no other source of revenue from which to redeem the Shares and you will lose some or all of your investment.

The Offering may not close and, if we do not raise sufficient funds in this Offering, we will not be able to implement our business plan.

We are a newly formed company and have not generated any revenues to date. We are dependent on the proceeds from this Offering to fund our business model. There are numerous possible scenarios pursuant to which the Offering may be delayed, suspended, or abandoned prior to the initial closing, including a material adverse change or event in the capital markets or film industry which could make it impracticable to consummate the Offering, the emergence of material litigation regarding the Company and/or involving the Picture, the outbreak of war or hostilities, or other unforeseeable events. If we do not raise sufficient funds in this Offering, we may not be able to implement our business model or redeem the Shares.

We may need to raise additional capital that may not be available or may involve issuing debt with rights senior to Shareholders.

If the costs of implementing our business plan exceeds our estimated funding requirements, we may need to raise additional funds. If we cannot raise adequate additional capital, we may be unable to implement our business model and redeem the Shares. Additionally, if we raise additional funds by issuing debt in connection with our marketing of the Picture (including “P&A” debt investments common in the film industry), our lenders will have rights senior to Shareholders. We expect to negotiate the terms of any such debt so that we make repayments on the debt at the same time and on the same economic terms as Shareholders. However, the debt may be secured by our rights to the Picture, and may also contain restrictive covenants that limit our ability to incur additional indebtedness, which may adversely affect our ability to finance future operations and capital needs. Additionally, in the event of the Company’s dissolution or liquidation, debt holders will likely have a right to repayment senior to Shareholders’ right to receive the Series A Payment Amount.

We may use Licensing Revenue to pay the Producer for P&A activities already conducted by the Producer.

The Producer has incurred $400,000.00 in connection with its P&A activities. The Company may use Licensing Revenue to repay the Producer for such activities at the same time and on a pro rata basis as it pays Shareholders and Additional P&A Investors. Any such payment will reduce the amount of Licensing Revenue available to pay the Shareholders and Additional P&A Investors.

As we are owned by our Parent Company, our Services Agreement with our Parent Company is a related party transaction. Additionally, we are not represented by legal counsel.

Our directors and officers are also directors and/or officers of our Parent Company, and also have ownership interests in our Parent Company. Therefore, the decision to become a wholly owned subsidiary of our Parent Company, and the decision to enter into the Services Agreement with our Parent Company, were related party transactions. Additionally, we are not separately represented by our own legal counsel in connection with this Offering or otherwise. Although we will seek to prioritize repayment of all P&A investments, we expect to continue working with our Parent Company on all matters relating to the marketing of the Picture, and any transactions with our Parent Company will involve related parties.

Our management and its executive officers will have limited liability for, and will be indemnified and held harmless from, the losses of our Company.

Our management and their agents will not be liable for, and will be indemnified and held harmless (to the extent of the Company’s assets) from any loss or damage incurred by them, the Company, or the Company’s shareholders in connection with any act or omission performed or omitted in good faith, which does not constitute fraud, willful misconduct, gross negligence or breach of fiduciary duty. These provisions may discourage stockholders from bringing suit against a director or officer for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on our behalf against a director. Additionally, any indemnification of our directors and officers could result in substantial expenditures, which we may be unable to recoup. If these expenditures are significant, or involve issues which result in significant liability for our key personnel, we may have insufficient funds to redeem the Shares.

The Company has a single director who is not independent, and the Board of Directors has not voluntarily implemented various corporate governance measures.

The Board of Directors is comprised of a single director, who is not independent. The Board has not voluntarily implemented various corporate governance measures, such as an independent audit or compensation committee. In the absence of such measures, Shareholders may have more limited protections against interested director transactions, conflicts of interest and similar matters. For example, in the absence of multiple directors or independent directors/committees, decisions concerning matters such as contractual issues with our Parent Company are made by one director who has an interest in the outcome of the matters being decided. However, as a general rule, our sole director makes decisions by first determining that the terms of any interested party transaction are no less favorable to the Company than those that would be available with respect to such a transaction from unaffiliated third parties.

The preparation of our financial statements involves the use of estimates, judgments, and assumptions, and our financial statements may be materially affected if such estimates, judgments, or assumptions prove to be inaccurate.

Financial statements prepared in accordance with accounting principles generally accepted in the United States of America typically require the use of estimates, judgments, and assumptions that affect the reported amounts. Often, different estimates, judgments, and assumptions could reasonably be used that would have a material effect on such financial statements, and changes in these estimates, judgments and assumptions may occur from period to period over time. Significant areas of accounting requiring the application of management's judgment include, but are not limited to, determining the fair value of assets and the timing and amount of cash flows from assets. These estimates, judgments, and assumptions are inherently uncertain and, if our estimates prove to be wrong, we would face the risk of needing to change or adjust our income or other financial statements. Any such changes could harm our business, including our financial condition and results of operations and the price of the Shares. See “Management's Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of the accounting estimates, judgments and assumptions that we believe are the most critical to an understanding of our financial statements and business.

Risks Relating to the Picture and Film Industry

The Picture may be unsuccessful.

THE KING OF KINGS will be the only film that the Company distributes, and the rights relating thereto will be the Company’s primary asset. The distribution of the Picture is subject to numerous uncertainties, including: the release schedule and performance of competing films; the availability of cost-effective marketing outlets and strategies; public taste in film genres; and competition with television shows and other leisure activities. Additionally, the production and distribution of feature films, “Video On Demand” and “Subscription Video On Demand,” and other kinds of content are inherently risky businesses, largely because the revenues derived from the sale or licensing of such content depend primarily on widespread public acceptance, which is difficult to predict. The Picture’s success will also depend on our ability to market the Picture to the target key audience demographics. Furthermore, we must invest substantial amounts in marketing the Picture before we can know whether the Picture will reach anticipated levels of popularity and financial return. The amounts we invest in marketing the Picture may be greater than the revenue generated from distributing the Picture, in which case we will have insufficient funds to redeem the Shares.

The film business is highly speculative.

The film industry is highly speculative and involves a substantial degree of risk. Many films are released each year that are not commercially successful and fail to recoup their production costs from domestic theatrical distribution. We cannot assure the economic success of the Picture, since the revenues derived from its production and distribution depend on many factors that are outside of our control and cannot be predicted with certainty. For example, the Picture’s success will depend on: its acceptance by the public, which cannot be predicted; the quality and acceptance of competing films and shows released at or near the same time; the availability of alternative forms of entertainment and leisure time activities; consumer spending trends; and general economic conditions. Accordingly, there is a substantial risk that the Picture will not be commercially successful, in which case we may never be able to redeem the Shares.

The Picture may not succeed if it receives bad audience and/or critic reviews.

Like most motion pictures, the financial success of the Picture depends, in large measure, on the public’s reaction to it. Public views on motion pictures are often influenced by professional reviewers or critics for newspapers, television, and other media. It is impossible to judge in advance what the reaction of these reviewers and critics will be to the Picture. To the extent that the Picture receives unfavorable reviews from reviewers and critics, its chances of a positive reception, and therefore financial success, may be substantially diminished. Additionally, the success of a film’s theatrical release can determine the success of its theatrical distribution in foreign markets and its post-theatrical exploitation. Therefore, if the Picture’s domestic theatrical release is unsuccessful, the Company may be less able to exploit the Picture thereafter.

Most of our competitors, which include large and small studios and production companies, have significantly greater financial and marketing resources, as well as experience, than the Company.

Although our Parent Company has been competing with film studios, production companies, independent producers, and marketing agencies for several years, the film industry is still extremely competitive. Most of the major film studios in the U.S. are part of large diversified corporate groups with a variety of other operations, including television networks and cable channels, that support the distribution of films and provide multiple sources of earnings with which to meet obligations when a single asset performs poorly. The top production companies control the vast majority of the domestic box office and even established smaller studios, production companies, and agencies may have significantly greater financial and marketing resources than we do. Although we will rely on our Parent Company for marketing services, our Parent Company will face the same issues with competition as those described in this paragraph.

The Picture may be released close in time to other films that feature household-name talent and were produced by larger film studios compared to the Picture.

We expect the Picture to compete with several films starring well-known cast members and directed by better-known directors than the Picture’s director, Seong-ho Jang, whose directorial debut is the Picture. In particular, The Amateur and One to One: John & Yoko are expected to be released on the anticipated opening day of the Picture, and Sinners and Sneaks are scheduled to be released in the following week. Those films are also produced/distributed by multi-billion dollar film companies with global production/distribution networks. If competing films significantly reduce the potential audience of the Picture, the Company may be unable generate enough receipts to redeem the Shares and will then need to rely on Non-Theatrical Revenue to redeem the Shares.

The film industry is rapidly changing, and the Company may not be able to sufficiently adapt to such changes in promoting the Picture.

The film industry is characterized by its dynamic and rapidly evolving nature, with frequent advancements in technology, changing consumer preferences, and shifting distribution models. For example, there is a widespread, growing preference for online streaming over traditional cinema viewing. If the Company cannot adapt effectively to these industry transformations when promoting the Picture, the Picture may not be commercially successful.

Risks Relating to our Promotion and Distribution of the Picture

We are totally reliant on our Parent Company to market the Picture.

We have entered into a Distribution Agreement with the Producer, pursuant to which we have the right and obligation to market the Picture. We have entered into a Services Agreement with our Parent Company, pursuant to which our Parent Company has agreed to provide all the marketing services we are obligated to perform under the Distribution Agreement. We will be unable to market the Picture effectively without the experience and services of our Parent Company.

We are reliant on our Parent Company to distribute the Picture.

There is no guarantee that our Parent Company will successfully promote and market the Picture, and our Parent Company does not guarantee the success of the Picture. If we do not generate sufficient Theatrical Revenue, we will be dependent on the distribution of the Picture in the post-theatrical period to generate Licensing Revenue sufficient to redeem the Shares. We will distribute the Picture on our Parent Company’s Platform in the post-theatrical release period, and then license the Picture for distribution by third parties. In doing so, we will rely on the ability of our Parent Company and third-party distrbutors to attract and maintain an audience for the Picture. Additionally, because our licensing negotiations with third parties will be informed by our affiliation with our Parent Company, we are partly reliant on our Parent Company to secure a profitable licensing agreement in connection with third-party distributors.

Our Parent Company is reliant on its management team to perform the Services.

Our Parent Company is reliant on its management team and key personnel to operate its marketing businesses. Its success has depended, and continues to depend, on the efforts and talents of officers and employees who include Patrick Reilly, Neal Harmon, Jeffrey Harmon, and Jordan Harmon, the first of whom is also the sole director and an officer of the Company. Our ability to distribute the Picture through third-party distribution platforms and to negotiate favorable licensing terms in connection therewith may also depend on the distribution relationships of our Parent Company. Each of the aforementioned officers has marketing, distribution, and operations expertise that could not be easily replaced if Angel Studios were to lose their services, in which case we could be unable to market the Picture successfully.

Distribution Platforms rely upon computer systems the breach of which would adversely affect the Picture’s post-theatrical distribution.

If funds available to the Company from the Picture’s theatrical release are insufficient to redeem the Shares, we will need to generate Licensing Revenue from distributing the Picture on distribution platforms. Following its theatrical release, we anticipate distributing the Picture initially through the Platform, before entering into licensing agreements with third parties that also operate distribution platforms. The Platform and other distribution platforms rely extensively on computer systems for continued operation and are subject to damage or interruption from power outages, computer and telecommunications failures, computer viruses, cyber security breaches, vandalism, severe weather conditions, catastrophic events and human error, and our disaster recovery planning cannot account for all eventualities. If distribution platforms fail to function properly or otherwise become unavailable, the Company may lose additional revenue that it could otherwise generate from distributing the Picture following its theatrical release.

The ability of distribution partners to distribute the Picture is dependent on the consistency of Internet laws.

The adoption or modification of laws or regulations relating to the Internet could limit or otherwise adversely affect the distribution of the Picture on distribution platforms providing video on demand and related streaming models. In addition, the continued growth and development of the market for online commerce may lead to more stringent consumer protection laws, which may impose additional burdens on us. Changes in laws or regulations that adversely affect the growth, popularity, or use of the Internet, including laws impacting net neutrality, could decrease the demand for streaming services. Within such a regulatory environment, coupled with potentially significant political and economic power of local network operators, distribution platforms may experience discriminatory or anti-competitive practices that could impede their ability to operate their streaming services. Any detriment to the functionality, use or popularity of streaming services can negatively impact the Company’s distribution of the Picture through its distribution partners.

Our Parent Company’s marketing strategies are dependent on its compliance with applicable laws.

Our Parent Company is expected to utilize data supplied by its customers to market the Picture, and the Picture’s merchandise and collectibles. Our Parent Company must comply with various international, federal, and state laws and regulations related to the handling, use and protection of data. Any actual or perceived failure to comply with data privacy laws or regulations, or related contractual or other obligations, or any perceived privacy rights violation, could result in adverse regulatory or private action that restricts our ability to market and sell merchandise.

Changes in competitive offerings for entertainment video, including the potential rapid adoption of piracy-based video offerings, could adversely impact our business of licensing and promoting the Picture.

The market for entertainment video is intensely competitive and subject to rapid change. Through new and existing distribution channels, consumers have increasing options to access entertainment video. The various economic models underlying these channels include subscription, transactional, ad-supported, and piracy-based services. All have the potential to capture meaningful segments of the entertainment video market in the future. Piracy, in particular, threatens to damage our business as virtually all its content is provided for free. Furthermore, piracy services are subject to rapid global growth. Additionally, traditional providers of entertainment video, including broadcasters and cable network operators, as well as Internet based e-commerce entertainment video providers, are increasing their Internet-based video offerings. Several of these competitors have long operating histories, large customer bases, strong brand recognition and significant financial, marketing, and other resources. New competitors may enter the market or existing providers may adjust their services with unique offerings or approaches to providing entertainment video. Companies also may enter into business combinations or alliances that strengthen their competitive positions. If we are unable to successfully compete with current and new competitors in our promotion of the Picture, our business will be adversely affected.

The Picture’s success is dependent on distributor agreements with global reach.

We intend to generate Non-Theatrical Revenue from the Picture’s international distribution (other than in the Republic of Korea), which will require us to enter into partnerships with global distributors. If we cannot establish and maintain such partnerships, the Picture may only be accessible to a limited audience, which would limit the Picture’s potential sources of revenue. Additionally, we would be unable to generate global Non-Theatrical Revenue through secondary sources (such as advertising deals), which we could otherwise use to fund the redemption of the Shares.

Our success depends on protecting our intellectual property.

Although we believe that the Picture will not infringe on the rights of third parties, the entertainment industry is a notoriously litigious one, in which ownership and attribution claims are common. Our success will depend, in part, on our ability to protect our rights to distribute the Picture, and the producer’s rights to the intellectual property in the Picture. We and the Producer will rely primarily on a combination of copyright laws and other methods to protect our respective proprietary rights in the Picture. However, we cannot assure that such measures will protect our rights in the Picture, or that third parties claim to have contributed to the intellectual property of the Firm. Additionally, we cannot assure that our competitors will not develop screenplays for films or shows otherwise similar to the Picture. Any party making such claims may argue they are owed a contribution from the Picture’s revenue or similar redress, and any associated litigation may result in a judgment or settlement that impacts our ability to distribute the Picture or generate Licensing Revenue with which to redeem the Shares.

Risks Relating to Ownership of the Shares

There are limited circumstances requiring the Company to pay the Series A Payment Amount, and Shareholders will have no right to request a redemption of the Shares.

The Company is required to pay the Series A Payment Amount only upon liquidation, dissolution, winding up, or a Deemed Liquidation Event. Otherwise, there is no mandatory redemption of the Shares and Shareholders will have no right to request the Company to redeem the Shares. Any payment of dividends and any voluntary redemption of Shares will be at the sole discretion of the Board. Therefore, Shareholders may be required to hold the Shares for a significant period until the Company pays the Series A Payment Amount, if at all.

The Company may make a Corporate Optional Redemption, and our Amended Certificate of Designation permits a Corporate Optional Redemption to occur on a non-pro rata basis.

The Company’s Amended Certificate of Designation permits the Company, at any time following the issuance of any Shares and in the sole discretion of the Board, to redeem some, certain, or all, of the Shares then issued and outstanding from the applicable holders (a “Corporation Optional Redemption”). Pursuant to the Amended Certificate of Designation, a Corporation Optional Redemption does need not be consummated pro rata amongst all of the Shareholders, allowing some Shareholders to receive their Series A Repayment Amount before other Shareholders. However, the Company intends to make any Corporation Optional Redemption on a pro rata basis only, unless the Company determines to make a Corporation Optional Redemption in the order in which the Company received subscriptions from investors (i.e., on a first-come, first-repaid basis).

The Shares will not share in the profits of the Company following redemption of the Series A Payment Amount.

Upon payment of the Series A Repayment Amount, the Shares will be automatically redeemed, and investors will no longer own the Shares or other equity in the Company. Therefore, Shareholders should only expect to receive a maximum investment return of $1.15 per Share and will not share in the profits of the Company beyond the payment of the Series A Repayment Amount.

The Shares are not convertible into the Company’s Common Stock or any other Company securities, and Shareholders will have no voting rights.

The Shares are not shares of Common Stock and are not convertible into any other shares of stock of the Company. The holders of the Shares will have no voting rights, other than as required by law or for any proposed amendments to the as filed Amended Certificate of Designation for the Shares. Shareholders will have no ability to remove our management. Accordingly, Shareholders will be relying on the judgment of the Company’s management as to the use of the net proceeds from the Offering for the purpose of marketing the Picture.

There is no public market for the Shares, and none is expected to develop.

The Shares are newly issued securities. Although under Regulation A the securities are not restricted, the Shares are still highly illiquid securities. No public market has developed nor is expected to develop for the Shares and we do not intend to list the Shares on a national securities exchange or interdealer quotational system. You should be prepared to hold your Shares as the Shares are expected to be highly illiquid investments.

The offering price may not accurately represent the current value of us or our assets at any particular time.

Our Board of Directors has determined the offering price in its sole discretion. The offering price for our Shares will not vary based on the underlying value of our assets at any time and may not be supported by the current value of our Company or our assets at any particular time.

Holders of our Shares may face significant restrictions on the resale of the Shares due to state “Blue Sky” laws or rules restricting participation by foreign citizens.

Each state has its own securities laws, often called “blue sky” laws, which impose restrictions on resales of securities. We have no plan to make any blue sky filings required for the resale of the Shares in any state requiring such filings. As such, there may be significant blue sky law restrictions on the ability of investors to sell the Shares, and investors should only invest if they are able to hold the Shares indefinitely.

You may not be able to sell your Shares at or above the offering price or at all.

You may not be able to sell your Shares at or above the initial offering price, or at all. Investors should be prepared to hold their Shares for an indefinite period, as there can be no assurance that the Shares can ever be traded or sold.

By purchasing Shares in this Offering, you are bound by the exclusive forum selection provision contained in our Bylaws.

Section 7.4 our Bylaws provides that “Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) an action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the state of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.” This provision restricts your ability to bring certain claims in a court outside of Delaware, and such restriction may discourage you from pursuing an action you may be entitled to pursue against us.

THIS PROVISION WOULD NOT APPLY TO SUITS BROUGHT TO ENFORCE A DUTY OR LIABILITY CREATED BY THE SECURITIES ACT, EXCHANGE ACT OR ANY OTHER CLAIM FOR WHICH THE U.S. FEDERAL COURTS HAVE EXCLUSIVE JURISDICTION.

By purchasing Shares in this Offering, you are bound by the fee-shifting selection provision contained in our Bylaws, which may discourage you to pursue actions against us.

Section 7.4 our Bylaws provides that “If any action is brought by any party against another party, relating to or arising out of these Bylaws, or the enforcement hereof, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action, provided that the provisions of this sentence shall not apply with respect to “internal corporate claims” as defined in Section 109(b) of the DGCL.” In the event you initiate or assert a claim against us in connection with our Bylaws, and we prevail against you in such action, you may be obligated to reimburse us for all reasonable costs and expenses incurred in connection with the claim, including reasonable attorney’s fees and expenses and costs of appeal. This provision may discourage you from pursuing an action you may be entitled to pursue against us.

THE FEE SHIFTING PROVISION CONTAINED IN THE BYLAWS IS NOT INTENDED TO BE DEEMED A WAIVER BY ANY SHAREHOLDER OF THE COMPANY’S COMPLIANCE WITH THE U.S. FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. THE FEE SHIFTING PROVISION CONTAINED IN THE BYLAWS DOES NOT APPLY TO CLAIMS BROUGHT UNDER THE SECURITIES ACT OR EXCHANGE ACT.

Risks Relating to this Offering

Non-compliance with Regulation A could result in Shareholders rescinding their investments, which would impose severe financial demands on that Company that we may not be able to meet.

Our Shares have not been registered under the Securities Act, and are being offered in reliance upon the exemption provided by Section 3(b) of the Securities Act and Regulation A promulgated thereunder. If it is determined that we have made a material misrepresentation in this Offering Circular, or if this offering fails to qualify for exemption from registration under applicable federal and state securities laws, including pursuant to Regulation A, each investor may have the right to rescind their purchase of the Shares and to receive back from the Company their purchase price with interest. Such investors, however, may be unable to collect on any judgment, and the cost of obtaining such judgment may outweigh the benefits. If investors successfully seek rescission, we would face severe financial demands that we may not be able to meet. Such financial demands would also adversely affect any non-rescinding investors.

Ongoing compliance with Regulation A and reporting to the Commission could be costly.

Compliance with Regulation A could be costly and requires legal and accounting expertise. We are required to file an annual report on Form 1-K, a semi-annual report on Form 1-SA, and current reports on Form 1-U. Our legal and financial staff may need to be increased in order to comply with Regulation A. Compliance with Regulation A may also require greater expenditures on outside counsel, outside auditors, and financial printers in order to remain in compliance. Failure to remain in compliance with Regulation A may subject us to sanctions, penalties, and reputational damage and would adversely affect our results of operations. The costs of compliance with Regulation A and other applicable securities laws will reduce the Licensing Revenue available for the Company to pay the Series A Payment Amount.

DILUTION

On January 31, 2025, we sold and issued 100 shares of our $0.00001 par value per share Common Stock to our Parent Company, in exchange for $100 at a price of $1.00 per share. We are offering the Shares of Series A Preferred Stock at a price of $1.00 per share. The Shares being offered in this Offering are not convertible into any other securities of the Company. Accordingly, there is no material disparity between the public offering price in this Offering, and the effective cash cost for any Company shares issued during the past year.

PLAN OF DISTRIBUTION

We are offering up to $5,000,000 of Shares at an offering price of $1.00 per Share in a “Tier 2” offering under Regulation A of the Securities Act. We expect to offer the Shares in this Offering until we raise the maximum amount being offered. This Offering will commence on the date this Offering is qualified by the Commission, and we expect the offering period to end up to 12 months from the date of commencement. However, we reserve the right to terminate this Offering for any reason at any time prior to the initial closing. In particular, we anticipate raising most of the funds prior to the planned theatrical release of the Picture in April 2025, and may close the Offering if we determine that we have raised proceeds sufficient to fund our business plan.

We may establish an escrow account in connection with the Offering. Upon the Company’s acceptance of a subscription, funds invested by an investor will be immediately deductible from the escrow account and available to the Company. Upon the Company’s acceptance of an investor’s subscription and receipt of the investor’s funds, the Company expects to issue Shares to such investor. There is no minimum number of Shares or dollar amount that needs to be sold as a condition of this Offering closing, and we will not be required to return any funds to you if we do not raise the maximum offering amount. Subscriptions, once received, are irrevocable by investors but can be rejected by us. We reserve the right to reject any investor’s subscription in whole or in part for any reason. For sales that are not consummated, funds will be promptly refunded without interest.

This Offering is being conducted on a “best efforts” basis through our officers and directors, which means our officers and directors will attempt to sell the Shares we are offering in this offering circular, but there is no guarantee that any minimum amount will be sold by them. This offering circular will permit our officers and directors to sell the Shares directly to the public, with no commission or other remuneration payable to them for any securities they may sell. In offering the Shares on our behalf, the officers and directors will receive no commission from the sale of such Shares, and will not register with the Commission as a broker-dealer by virtue of the safe harbor and exemption from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act.

The Company has engaged Rialto, a broker-dealer registered with the Commission and a member of FINRA, to act as broker-dealer of record in connection with this Offering. Rialto has been engaged to perform the following operational and compliance related functions in connection with this Offering:

•	Act as the investor onboarding agent/broker of record for SEC and FINRA filings.
•	Review investor information, including “Know Your Customer” data, anti-money laundering and other compliance background checks, and provide a recommendation to the Company whether or not to accept the investor.
•	Review each investor’s subscription agreement to confirm such investor’s participation in the Offering and provide a determination to the Company whether or not to accept the use of the subscription agreement for the investor’s participation.

•	Manage exceptions with investor subscription agreements, personal details or funds.
•	Reconcile investor subscription agreements and investment funds.
•	Contact and/or notify the Company, if needed, to gather additional information or clarification on an investor.
•	Coordinate with third party providers to ensure adequate review and compliance.
•	Review any marketing material related to the offering.

Rialto is not participating as an underwriter, will not solicit any investment in the Company, and will not provide any investment advice or recommendations to any investor. Rialto is not distributing any offering circulars or making any oral representations concerning this offering circular or this Offering. No investor should rely on the involvement of Rialto in this Offering as a basis for investing in the Offering. All inquiries regarding this Offering should be made directly to the Company.

As compensation for the services listed above, Rialto will be paid a $5,000 consulting fee at onboarding, plus an amount equal to 1% of the gross proceeds from the sale of the Shares. Rialto will also be reimbursed the FINRA 5110 filing fee payable to FINRA (which we anticipate will be $1,250), or the FINRA filing fee will be paid directly on behalf of Rialto.

If the Company does not proceed with the offering after Rialto receives a no objections letter from FINRA, the Company will be charged a $30,000 early termination fee, unless the termination is for cause as described in the Company’s agreement with Rialto.

Payment Agent

There is no transfer agent for our Shares. However, we may engage a third party to facilitate the transfer of funds from and to investors.

Book-Entry Records of Shares

Pursuant to Title 8, Section 158, of the Delaware Code, ownership of the Shares will be represented in “book-entry” only form directly in the name of the respective owner of the Shares and shall be recorded by the Company. No physical certificates shall be issued, nor received, by the Company or any other person.

Foreign Regulatory Restrictions on Purchase of the Shares

We have not taken any action to permit a public offering of our Shares outside the United States or to permit the possession or distribution of this offering circular outside the United States. Persons outside the United States who come into possession of this offering circular must inform themselves about and observe any restrictions relating to this offering of Shares and the distribution of the offering circular outside the United States.

Offering Period and Expiration Date

We expect to commence the sale of the Shares as of the date on which the Offering Statement (of which this Offering Circular is a part) is declared qualified by the SEC. The Offering is expected to expire on the first of: (i) the sale of all of the Shares offered; (ii) up to 12 months following the commencement of this Offering; or (iii) the Company’s early termination of the Offering period.

Procedures for Subscribing

After the SEC has qualified the Offering Statement, you may review a copy of the Offering Statement together with all exhibits thereto, including the Subscription Agreement, from the Company by visiting the Offering Site at www.launch.movie/kingofkings. In order to access the Subscription Agreement, you will be required to submit an email address and certain other items of information about yourself.

If, after reviewing the Subscription Agreement, you wish to proceed with an investment in this Offering, you will then have to complete the procedures for subscribing set forth in the Subscription Agreement and on the Offering Site, including executing the Subscription Agreement and following certain payment instructions.

You will be required to represent and warrant in your Subscription Agreement that (i) you are an accredited investor as defined under Rule 501 of Regulation D, (ii) your investment in the Shares does not exceed 10% of your net worth or annual income, whichever is greater, if you are a natural person, or (iii) your investment in the Shares does not exceed 10% of your revenues or net assets (calculated as of your most recent fiscal year), whichever is greater, if you are a non-natural person. By completing and executing the Subscription Agreement, you will also acknowledge and represent that you have received a copy of this Offering Circular, you are purchasing the Shares for your own account and not with a view or resale of distribution, and that your rights and responsibilities regarding your Shares will be governed by our charter and Bylaws, each filed as an exhibit to the Offering Circular.

After we receive your complete, executed Subscription Agreement, and after you have transferred the purchase price described in the Subscription Agreement to an account designated by the Company, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. Rialto will review all Subscription Agreements completed by investors. After Rialto has completed its review of a Subscription Agreement for an investment and no objection has been raised by Rialto or the Company, the funds may be released. We will return all monies from rejected subscriptions immediately to you, without interest or deduction. If we accept your subscription, we will countersign the Subscription Agreement and issue the Shares for which you have subscribed. Once you submit the Subscription Agreement and it is accepted, you may not revoke or change your subscription or request a return of your subscription funds. All accepted Subscription Agreements are irrevocable.

USE OF PROCEEDS TO ISSUER

We expect to receive gross proceeds from this Offering of up to $5,000,000. The proceeds of this Offering will be used to market the Picture, initially and primarily by engaging in ‘Prints and Advertising’ marketing to promote the Picture’s theatrical release, as well as to fund the Picture’s post-theatrical marketing and exploitation. Additionally, the Company will use proceeds to pay expenses incurred in connection with this Offering, including all broker, legal and accounting/auditing fees.

If all of the Shares are sold in this Offering, we expect to receive net proceeds from this Offering of approximately $4,875,000 after deducting $125,000 in fees and expenses associated with qualification of this Offering under Regulation A, including broker, legal, auditing, accounting, transfer agent, and other professional fees. However, we cannot guarantee that we will sell all of the Shares being offered hereunder. The following table summarizes how we anticipate using the gross proceeds of this Offering assuming the Shares are sold in this Offering, depending upon whether we sell 25%, 50%, 75%, or 100% of the Shares being offered in the Offering:

	If 25% of Shares Sold for Cash	If 50% of Shares Sold for Cash	If 75% of Shares Sold for Cash	If 100% of Shares Sold for Cash
Gross Proceeds	$1,250,000	$2,500,000	$3,750,000	$5,000,000
Fees for Qualification of Offering under Regulation A (includes broker, legal, auditing, accounting, payment processor, financial printer, and other professional fees as well as Regulation A sales/marketing expenses)(1)	$(87,500)	$(100,000)	$(112,500)	$(125,000)
Net Proceeds	$1,162,500	$2,400,000	$3,637,500	$4,875,000)

Our intended use of the net proceeds is as follows:
Marketing and distribution of the Picture(2)	$(1,162,500)	$(2,400,000)	(3,637,500)	(4,875,000)
Total Use of Net Proceeds	$1,162,500	$2,400,000	$3,637,500	$4,875,000

(1)	Offering expenses and fees will be paid by our Parent Company, and the Company will reimburse our Parent Company for all such expenses, up to $125,000, including up to $55,000 to Rialto, $8,000 in auditing fees paid to Tanner LLC, $50,000 in legal fees paid to Michael Best & Friedrich LLP, and other fees, costs, and expenses that may be incurred in connection with this offering, including (i) escrow fees that may be incurred if we engage an escrow agent, and (ii) additional professional fees that may be incurred after the date of this Preliminary Offering Circular.

(2)	All net proceeds will be used by our Parent Company to market, distribute, and otherwise exploit the Picture.

DESCRIPTION OF BUSINESS

Our Company

We were formed as a Delaware corporation on December 16, 2024. On January 31, 2025, we sold and issued 100 shares of our $0.00001 par value per share Common Stock to our Parent Company, in exchange for $100. The Company has authorized and created 10,000,000 shares of Series A Preferred Stock.

The Company was formed as a wholly owned subsidiary of our Parent Company for the sole purpose of licensing and exploiting various rights relating to the upcoming film “The King of Kings.” In particular, the Company was formed to market and distribute the Picture, including by engaging in Prints & Advertising of the Picture’s theatrical release. Our right to license, promote, and distribute the Picture is governed by the Distribution Agreement between our Company and the Producer. We will promote the Picture through our Parent Company pursuant to the Services Agreement between our Company and our Parent Company.

As is common with investments in the film industry, the Company was formed as a new entity to exploit licensing rights relating only to the Picture, allowing investors to back a release they anticipate being successful without exposure to the risks and losses of less successful films. We will not conduct any business activities except for activities relating to the Picture.

In many film investment deals, a film’s producers invite investors (typically institutional investors) to fund the printing, advertising, and other expenses used to market the film’s theatrical release. In return, investors are repaid a pre-negotiated return on their investment from the box office receipts of the film. Investors may be paid after payments owed to distributing movie theaters. This investment structure is commonly known as a “P&A” investment. As P&A investors generally do not take on the greater risk of funding the film’s creation, P&A investments are often regarded as ‘last money in, first money out.’

The proceeds of this Offering will be used largely to fund the prints and advertising of the Picture, and primarily its theatrical release. We expect that marketing the Picture will require significant upfront expenditures. We may raise funds from other investors, including investors in debt issued by our Company, in an offering separate to this Offering. Pursuant to the Distribution Agreement, we intend to limit our P&A offerings so that we do not incur investment obligations of over $14 million in the aggregate.

Additionally, the Producer has expended approximately $400,000.00 on P&A activities to date (“Producer P&A”). The Series A Payment Amount, the amounts owed to Additional P&A Investors, and the Producer P&A are referred to collectively herein as the “P&A Payment Amount”. We do not intend to pay Additional P&A Investors more than 115% of the amounts they have invested in P&A, and the Producer will not be entitled to any return on the Producer P&A. However, we will nonetheless pay the P&A Payment Amount to Shareholders, Additional P&A Investors, and the Producer from Licensing Revenue at the same time and on a pro rata basis.

Additional P&A Investors will likely have rights senior to Shareholders in connection with a dissolution or liquidation of the Company, as is typical of debt investors compared to equity investors. Additional P&A Investors may also negotiate for the Company’s licensing rights in the Picture to serve as security for the Company’s obligations to pay such Additional P&A Investors. However, we expect to pay all P&A Investors at the same time, on a pro rata basis.

Approximately 55-60% of the Picture’s theatrical gross box office receipts will first be paid to distributing theaters. The Company will then pay negotiated bonuses to actors/actresses. Remainin revenue (the Theatrical Revenue) will be used to pay P&A Payment Amount. If the theatrical release fails to generate Theatrical Revenue sufficient to pay the P&A Payment Amount, the Company will seek to pay P&A Investors through Non-Theatrical Revenue. In particular, following the Picture’s theatrical release, the Company anticipates distributing the Picture through a variety of distribution platforms. Initially, the Company expects to distribute the Picture through the Platform, before licensing the Picture to third-party distribution platforms. Non-Theatrical Revenue generated by the Picture’s non-theatrical exploitation will first be used to pay Residuals. The remaining non-threatrical revenue will be used to pay the P&A Payment Amount, to the extent not already paid out from Theatrical Revenue. As such, although this Offering differs to P&A investments traditionally facilitated through debt offerings, this Offering is structured to afford investors the ability to be among the first-paid investors in the Picture.

The Picture

The Picture depicts the animated story of a young boy as he learns about Jesus Christ through a bedtime tale told by his father. Using his imagination, the boy learns of the miracles performed by Chris, as well as the adversity that Christ faced during His life.

The Picture was inspired by a story created by Charles Dickens. The Picture was directed by Seong-ho Jang in his directoral debut. Seong-ho Jang also served as a producer on A LITTLE POND (2009), and as a visual effects supervisor, particularly in the Korean film industry (Spartacus (2010), HELLO MR. BILLIONAIRE (2018), Moribito (2018), STEEL RAIN (2017), Journey to the West: The Demons Strike Back (2017)). The Picture includes well-known actors/actresses including Ben Kingsley (Ghandi (1982), Iron Man 3 (2013), The Jungle Book (2016)), Forest Whitaker (The Last King of Scotland (2006), Rogue One: A Star Wars Story (2016), Black Panther (2018)), Uma Thurman (Kill Bill: Volume 1 (2003), Kill Bill: Volume 2 (2004)), Mark Hamill (the Star Wars franchise), and Pierce Brosnan (the James Bond franchise).

We expect to release the Picture on April 11, 2025 or April 18, 2025. We expect the Picture to run for several weeks following release. However, the exact duration of the Picture’s run will depend on various factors, including the opening weekend box office performance, continued audience demand, marketing strategies of our Parent Company, and the Picture’s success with viewers in each theater individually.

The Film Market

The film market in the United States and globally has been experiencing several significant trends and changes over recent years.

There was a significant (around 80%) drop in movie ticket sales between 2019 and 2020 due to the COVID-19 pandemic. However, since 2020, sales increased significantly year-on-year for several years, and box office in 2023 was about $34 billion globally and $9 billion domestically. In 2024, film market sales dipped slightly for the first time in the post-COVID era, to a box office of about $8.8 billion domestic and $32.3 billion global.

The wider growth of the movie industry has been driven in part by internet proliferation and smartphone usage, which facilitate content access on streaming platforms. Streaming services like Netflix, Amazon Prime, Disney+, and Apple TV have experienced significant growth in recent years, and strong consumer demand has contributed to a robust streaming market. This growth reflect the increasing monetization of streaming services, and also indicate the growing willingness of consumers to invest in digital media for entertainment and information.

The industry also continues to be driven by the technological advancements and innovations that continue to redefine the landscape of entertainment and media consumption. The film market is seeing an increase in the use of autonomous drones, 3D previsualization, motion capture technology, virtual production, and 4K technology. These continued technological advancements are expected to continue contributing to consumer demand for high quality media content.

As of 2024, the most popular movie genres in terms of gross box office in the U.S. are led by Adventure (accounting for 25% of the market share) and Action (23%), then Drama (14%), Comedy (14%), Thriller/Suspense (7%), and Horror (6%). Other genres like Concert/Performance and Musical hold smaller shares. These statistics highlight the continued dominance of action and adventure genres in attracting audiences. The Picture falls within the Drama genre.

Relationship with Producer; Picture Marketing and Distribution Services Agreement

On February 26, 2025, we entered into a Picture Marketing and Distribution Services Agreement with the Producer, agreeing to market, distribute, and otherwise exploit the Picture. The term of the Distribution Agreement is fifteen (15) years from its effective date.

Licenses

The agreement grants the Company a fifteen-year exclusive right and license to market, distribute, and otherwise exploit the the Picture throughout world, other than in the Republic of Korea. The Company has the right to distribute the Picture through the Platform, and to negotiate the distribution of the Picture on other streaming platforms following the Picture’s theatrical run.

Theatrical Marketing and Distribution

The Company has agreed to use commercially best efforts to facilitate the theatrical release of the Picture on either April 11 or April 18, 2025 with major exhibitors, including AMC, Regal, Cinemark, and similar theater chains, in at least thirty of the top fifty markets in the United States and Canada. The Company will also market the Picture’s theatrical release through a P&A campaign, which will be funded in part through this Offering.

Post-Theatrical Exploitation

The Company will market and distribute the Picture through the Platform following its theatrical run, and subsequently through third-party distribution platforms and streaming services. The Company may also exploit the commercial potential of the Picture by licensing the Picture on social media platforms, entering into advertising relationships, and manufacturing, marketing, and selling products relating to the Picture, including DVDs, merchandise, and digital collectibles derived from the Picture.

Marketing and Distribution Expenses and Caps

The Company may incur theatrical distribution expenses of $500,000, and theatrical marketing expenses of up to $14,000,000. The Company may further incur post-theatrical marketing and distribution expenses up to the lesser of: (1) 20% of the non-theatrical gross angel licensing revenue, and (2) $2,500,000.

The Company will use Theatrical Revenue to pay the P&A Payment Amount (which is considered a permitted expense under the Distribution Agreement) before paying any other permitted expenses. To the extent the P&A Payment Amount cannot be paid through Theatrical Revenue, the Company will use non-theatrical revenue to pay Residuals and then to pay the remaining P&A Payment Amount, before paying any other permitted expenses.

Revenue Collection and Split

The Company will enter into a collection account management agreement with Producer, pursuant to which the Company will collect and maintain Licensing Revenue in a separate account. After the payment of permitted distribution and marketing expenses (including the P&A Payment Amount), Licensing Revenue (other than revenue generated from the Guild) will be split 33.33% to the Company and 66.67% to the Producer. The Company will pay the Producer’s share of Licensing Revenue on a quarterly basis. The Company will have redeemed the Shares prior to paying or receiving funds from its revenue split with the Producer.

Film Credits

The Company will receive up to three (3) executive producer credits for executives of the Company in the Picture’s main titles; a logo credit in the main titles; and a “Presented By” credit. The Company intends to assign its producer credits to the Parent Company.

Derivative Productions

If the Picture grosses $70 million in the domestic theatrical release, the Company will be attached as a distributor of any derivative productions undertaken by the Producer. Investments in any such productions will be separate from this investment and Shareholders will not have any rights in connection therewith.

Marketing the Picture; Prints and Advertising

We have entered into a Services Agreement with our Parent Company, pursuant to which our Parent Company agreed to perform various services that we agreed to provide to Producer under the Distribution Agreement, including all P&A of the Picture. We will direct net proceeds from this Offering to our Parent Company for its use in performing such services, particularly the marketing of the Picture’s theatrical release.

We expect our Parent Company to market the Picture through proprietary marketing strategies, which may include the tailored use of billboards, trailers in theaters, advertisements on the Platform aimed at the Platform’s established user base, advertising through social media accounts of ‘influencers,’ and targeted advertising using social media websites. Our Parent Company has previously provided marketing services in connection with the following films:

His Only Son. The domestic wide release of His Only Son was March 31, 2023. The film was screened in over 1,920 theaters at its opening.

Sound of Freedom. The domestic wide release of Sound of Freedom was July 4, 2023. The film was screened in over 2,950 theaters at its opening.

After Death. The domestic wide release of After Death was October 27, 2023. The film was screened in over 2,645 theaters at its opening.

The Shift. The domestic wide release of The Shift was December 1, 2023. The film was screened in over 2,450 theaters at its opening.

Cabrini. The domestic wide release of Cabrini was March 8, 2024. The film was screened in over 2,450 theaters at its opening.

Bonhoeffer: Pastor. Spy. Assassin. The domestic wide release of Bonhoeffer: Pastor. Spy. Assassin. was November 22, 2024. The film was screened in over 1,850 theaters at its opening.

Homestead. The domestic wide release of Homestead was December 20, 2024. The film was screened in over 1,850 theaters at its opening.

Our Parent Company will pay Licensing Revenue to the Company, which either we or our Parent Company will use to pay the P&A Payment Amount and other permitted distribution and marketing expenses. We will then split the remaining Licensing Revenue with the Producer.

As compensation for its services, our Parent Company will receive the right to distribute the Picture on the Platform. Additionally, after the deduction of amounts needed to pay the P&A Payment Amount and for certain costs and expenses relating to our Parent Company’s membership-based service (the “Guild”), our Parent Company will receive 50% of Guild revenue attributable to the distribution of the Picture on the Platform. Guild revenue attributable to the Picture will be based on a pro rata viewing time algorithm applied uniformly with other pictures/titles on the Platform.

Revenue Streams

Theatrical Release of the Picture

We expect a primary portion of our revenues will be derived from ticket sales in connection with the Picture’s theatrical release. We anticipate distributing the Picture in at least 30 of the top 50 theatrical markets in the U.S. and Canada. The terms of our agreements with a theater’s distribution of the Picture vary, but theaters are generally obligated to screen a film for its opening weekend. Theaters may also choose to screen the Picture for longer depending on their expectation of the Picture’s continued generation of box office receipts. We expect to retain 40-45% of the box office receipts generated from the Picture’s theatrical release, with the remaining 55-60% paid to the movie theaters from the release date onwards. The goal is to then repay all Shareholders the Series A Payment Amount with the proceeds received from the box office receipts by the Company.

Theater tickets may be sold by movie theaters online at the theater’s website and in person at the theater. Our Parent Company will also sell tickets through the Platform. Additionally, members of the Guild may receive two free tickets to the Picture as part of their subscription benefits. If Guild members redeem their tickets, our Parent Company will direct funds equal to the value of those tickets to comprise part of the Theatrical Revenue.

Post-Theatrical Distribution of the Picture

The other primary portion of our revenue will be derived from the Picture’s distribution through distribution and streaming platforms and networks, including “video on demand” and similar streaming services. Following the theatrical release of the Picture, we will initially distribute the Picture exclusively on the Platform to members of the Guild. The Platform’s general users will be able to view the Picture at a later date for free, as part of a wider Platform release. Distribution of the Picture on the Platform will be governed by the Services Agreement between the Company and our Parent Company. Pursuant to the Services Agreement, we anticipate that revenue generated by the Guild and attributable to the Picture will generally be calculated based on the pro rata viewing time of the Picture compared to other content on the Platform. The revenue generated from Guild membership fees attributable to the Picture will be used to (i) pay the P&A Payment Amount and (ii) pay various Guild-related operating and marketing costs/expenses. Remaining Guild revenue will be split evenly between our Parent Company and the Producer.

After the Picture’s distribution through the Platform, the Company anticipates distributing the Picture through a range of global distribution platforms and networks. The terms of our licensing agreements with each distribution platform will be determined following the Picture’s initial theatrical release, and we expect to receive more favorable pricing and terms if the Picture’s theatrical release is successful. The revenue generated from licensing agreements with distribution platforms that offer on-demand streaming service may be linked to the Picture’s viewership on that streaming service’s platform.

The following films followed a similar pattern of initial marketing by our Parent Company, followed by distribution on the Platform, and then distribution through third-party distribution platforms:

His Only Son. The film was distributed on the Angel Studios Platform in May 2023. The film was later distributed through Vudu.

Sound of Freedom. The film was distributed on the Angel Studios Platform in November 2023. The film was later distributed through Amazon, iTunes, and Vudu.

After Death. The film was distributed on the Angel Studios Platform in January 2024. The film was later distributed through Amazon, iTunes, and Vudu.

The Shift. The film was distributed on the Angel Studios Platform in February 2024. The film was later distributed through iTunes and Vudu.

Pay-It-Forward Revenue

Our Parent Company uses a “Pay-it-Forward” technology that allows people, including individuals who have viewed the Picture, to pay for theater tickets on behalf of other members of the public – in particular, for viewers who would not otherwise watch the film at a theater. Individuals participating in the Pay-It-Forward program can purchase the tickets through the Angel Studios application or the Angel Studios website. If the funds contributed through the Pay-It-Forward program exceed the total cost of the theater tickets purchased from such funds, the Company will receive such excess funds as revenue. We anticipate that the revenue generated from this revenue stream will be low compared to the revenue derived from the Picture’s theatrical release and its distribution on the Platform.

Similar to the theatrical release Pay-It-Forward model, our Parent Company also uses a Pay-it-Forward model on the Platform. Access to the Platform is free, and most content on the Platform is free. Contributors can make one-time or monthly payments of varying amounts to support our Parent Company’s provision of free content to general users. In general, contributors participate in the Pay-It-Forward model to fund the continued distribution of specific films or television shows.

Revenue derived from Pay-It-Forward will constitute part of our Licensing Revenue.

Additional Licensing Revenue From Angel Studios, Inc.

We expect to receive Licensing Revenue from exploiting the Picture through social media licensing, sales of DVDs, Picture-related merchandise (which may include boardgames, toys, apparel, and food and beverages) and digital collectibles relating to the Picture.

Competition

We compete with other companies that promote and license films similar to the Picture. In the film industry, competition in the licensing and promotion sector is intense, with several prominent companies leading the market, such as major studios like Village Roadshow Pictures, Pixar Animation Studios, Relativity Media, Amblin Entertainment, DreamWorks Animation LLC, Access Industries, Legendary Pictures Productions, and New Line Cinema. Each of these companies generates billions of dollars in global box office sales, leveraging diverse portfolios and partnerships with distribution platforms like Netflix, Amazon Prime, and Disney+. Therefore, even when a film has low ratings or does not perform comparatively well at the box office, the film may still generate revenue through streaming platforms due to existing relationships with streaming platforms.

Additionally, major studios have widespread brand recognition and production and marketing budgets far greater than the Company or Angel Studios will have at their disposal. With significant production budgets, other studios can also cast household name directors and actors/actresses, which typically draw greater audience size. In particular, films released on the same day or around the time as the Picture star household name actors/actresses and will likely reduce viewership of the Picture and/or limit the Company’s ability to add cinema screens for the Picture’s theatrical release.

The distributors of these films can also spend more on marketing (including P&A marketing) than the Company, which increases the likelihood of a larger audience size.

We intend to compete with production companies in several ways. First, by distributing a high-quality production attractive to viewers interested in films with a focus on the life of Jesus Christ. Although films with religious elements generally attract smaller total audiences than other genres, the Picture should face less inter-genre competition in theaters because fewer animated Christian films (particularly about the life of Christ), are released in theaters.

Additionally, we believe that the Picture offers a different viewing experience to films like The Amateur (a thriller/suspense film) or One to One: John & Yoko (a documentary). None of these films are animated, or contain a religious theme, and we believe there is significant demand for a production within those genres – a demand to which the Picture responds.

Further, we anticipate that theater traffic will be sufficient for the Picture to sell tickets despite the success of other releases at or around the same time. The Picture will compete primarily with three movies based on The Chosen series and set for release dates of March 27, April 3, and April 10. These films will be particularly competitive because they were initially streamed on the Platform and marketed by our Parent Company, and will therefore share very similar audiences. Additionally, The Chosen was a highly successfully series and its films adaptations may significantly reduce our potential audience. We expect the Picture will compete with THE CHOSEN films because the Picture is an animated story targeted to both children and adults, and because the THE CHOSEN those films follow the plot already established in The Chosen series, thereby limiting the potential audience to current viewers of The Chosen. However, there is no guarantee that the Picture will compete successfully with the THE CHOSEN films given the substantial overlap in genre and potential audience.

We also intend to compete by incentivizing movie theaters to keep the Picture in theater for longer than other productions. Movie theaters are frequently not entitled to retain any box office sales of a film until after the film has been screened for weeks or even months, after which movie theaters keep around 50% of the box office receipts. Our Parent Company has previously permitted movie theaters to retain 55-60% of the box office receipts of a film from the release date onwards. We expect movie theaters to retain a similar portion of box office receipts generated by the Picture, with the remaining 40-45% constituting our Theatrical Revenue. Depending on the initial success of the Picture, theaters may be incentivized to continue screening the Picture longer than an equally successful film distributed by a different company, since they will retain a greater portion of receipts than they will from the sale of tickets to other films.

Finally, because the Platform only distributes content aligning with our Parent Company’s vision of promoting media that “amplifies light,” the content preferences of Platform users are already aligned with Picture. Additionally, content is only distributed on the Platform if it is first greenlit by a vote of Guild members. As such, the Platform’s viewer base provides a ready audience to view the Picture.

 Employees

We have no full-time employees and no part-time employees. All of our day-to-day operations are administered by our Parent Company, Angel Studios.

Legal Proceedings

We are not currently a party, as plaintiff or defendant, nor are we aware of any threatened or pending legal proceedings, that we believe to be material or which, individually or in the aggregate, would be expected to have a material effect on our business, financial condition or results of operation if determined adversely to us.

Executive Offices

Our corporate headquarters are located at 295 W Center St., Provo, Utah 84601, which we are allowed to use by our Parent Company for no charge. We believe that this facility is adequate for our current and near-term future needs.

Public Market

Although the Shares will not be restricted because they are offered pursuant to Regulation A, the Shares are still highly illiquid securities. No public market has developed nor is expected to develop for the Shares, and we do not intend to list the Shares on a national securities exchange or interdealer quotational system or alternative trading system. As the Shares are highly illiquid investments, investors should be prepared to hold the Shares indefinitely.

Government Regulation

Government regulations in the film industry, particularly concerning the licensing and promotion of films, encompass a range of areas including copyright laws, distribution regulations, advertising standards, and content classification systems. Copyright laws protect the intellectual property rights of creators, while distribution regulations govern how films can be shared and sold. Advertising standards ensure that film promotions are truthful and not misleading. Content classification systems, like the MPAA rating in the United States, categorize films based on suitability for different audiences. These regulations aim to balance the interests of creators, distributors, and the public.

In addition to these regulations, the film industry must also navigate a complex web of international laws when distributing films globally. This includes adhering to different copyright standards, respecting cultural sensitivities, and complying with varying content restrictions imposed by different countries. The promotion of films internationally also requires careful consideration of diverse marketing laws and cultural norms, ensuring that advertising content is appropriately tailored and compliant with local regulations in each market. These layers of regulation add complexity to film licensing and promotion, requiring producers and distributors to be vigilant and adaptable in their global strategies.

DESCRIPTION OF PROPERTIES

As of the date of this offering circular we do not own or lease any real property. Our corporate headquarters are located at 295 W Center St., Provo, Utah 84601, where we are allowed to operate by our Parent Company for no charge. We believe that this facility is adequate for our current and near-term future needs.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and the notes to those statements that are included elsewhere in this offering circular. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this offering circular. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “should,” “could,” and similar expressions to identify forward-looking statements. Our future operating results, however, are impossible to predict and no guaranty or warranty is to be inferred from those forward-looking statements.

Formation

We were formed as a Delaware corporation on December 16, 2024. On January 31, 2025, we sold and issued 100 shares of our $0.00001 par value per share of Common Stock to our Parent Company, in exchange for $100. On February 10, 2025, the Company filed an amendment to its Certificate of Incorporation increasing the number of authorized shares of preferred stock from 5,000,000 to 10,000,000. The Company also filed a Certificate of Designation that designated all shares of preferred stock as Series A Preferred Stock. On February 20, 2025, the Company filed an amendment to its Certificate of Designation, lowering the Stated Value of the Series A Preferred Stock from $1.20 to $1.15 per share.

The Company was formed for the sole purpose to license, promote and distribute the Picture. The Company is seeking to raise funds in this Offering in order to accomplish this purpose, particularly by funding our P&A marketing efforts and our theatrical and post-theatrical distribution of the Picture. We will not conduct any business activities except for activities relating to the Picture.

Plan of Operations

We are a newly organized company and since inception have worked on organizational and development matters. We have not generated any revenues and we are dependent on the proceeds from this Offering and the services of our Parent Company to implement our business model. See “Certain Relationships and Related Party Transactions” for more information.

For the twelve months following the commencement of the Offering, we will seek to sell our Shares and invest the proceeds in (i) promoting the Picture, and (ii) distributing the Picture in accordance with our business model.

In order to operate our Company for 12 months, we estimate that we will require $5,000,000 in funds. The source of such funds is anticipated to be up to 100% of the net proceeds from our sales of Shares in this Offering. If we fail to generate $5,000,000 from our sales of Shares, we expect to raise the required funding from Additional P&A Investors.

Specific Plan of Operations and Milestones

Our plan of operations over the next 12-month period is as follows, assuming the sale of 25%, 50%, 75% and 100% of Shares in this offering, and does not include offering expenses of this offering of $125,000.00:

	If 25% of Shares Sold for Cash	If 50% of Shares Sold for Cash	If 75% of Shares Sold for Cash	If 100% of Shares Sold for Cash
Gross Proceeds	$1,250,000	$2,500,000	$3,750,000	$5,000,000
Licensing, Promotion, and Distribution of the Picture	$(1,250,000)	(2,500,000)	(3,750,000)	(5,000,000)
Total Use of Net Proceeds	$1,250,000	$2,500,000	$3,750,000	$5,000,0000

During the next 12 months, we intend to, among other things, have the 1-A declared qualified and start receiving net proceeds from this Offering and pay the expenses of this offering with the net proceeds of this offering.

For the next 12 months, we plan to:

1.      Promote the Picture. We intend to promote the Picture by engaging our Parent Company to conduct a P&A campaign, using various media (including billboards, online advertisements, and advertising segments on the Platform) to encourage members of the public to purchase tickets to the Picture. We estimate that our Parent Company will spend at least $5,000,000 on the P&A campaign. However, the Company may spend up to approximately $14,000,000 in total on marketing the Picture’s theatrical release, such cap inclusive of the P&A Payment Amount.

2.      Distribute the Picture in Theaters. We intend to distribute the Picture in at least theaters in at least 30 of the largest 50 markets in the United Statesand Canada. The distributing movie theaters will receive 55-60% of all box office receipts; the specific percentage will be negotiated with each distributing theater company prior to the Picture’s release.

3.      Distribute the Picture on the Platform. We intend to distribute the Picture on the Platform. We estimate the costs of this to be nominal, since we expect to receive payments from our Parent Company for its right to distribute the Picture on the Platform. We may also receive payments from the Platform’s Pay-It-Forward model. The costs of operating the Platform and the Pay-it-Forward will be borne by our Parent Company, not the Company.

4.      Distribute the Picture through Third-Party Distribution Platforms. We intend to distribute the Picture through third-party distribution platforms, including those with on-demand streaming platform. We anticipate the cost of this to be minimal, as we expect such third-party distributors to pay us for their right to distribute the Picture.

5.      License the Picture on Social Media Platforms; Sell Merchandise and Picture-related Digital Collectibles. We intend to license the Picture on social media platforms and to sell Picture-related merchandise and digital collectibles. We estimate the cost of this to be low compared to the cost of promoting the Picture.

Until sufficient proceeds have been received by us from the sale of Shares in this Offering, we will have no assurances that we will be successful in raising proceeds in this Offering. If we do not raise sufficient funds in this Offering, we may not be able to implement our business plan, or may have to cease operations altogether.

Results of Operations

As of December 31, 2024, the Company had not commenced operations. For the period from December 16, 2024 (date of inception) to the period ended December 31, 2024, our total revenues from operations were $0. Operating costs for the same period were $0.

Liquidity and capital resources

As of December 31, 2024, we had cash on hand of $0. We do not have any external sources of capital.

Potential future sources of capital include secured or unsecured financings from additional investors and/or lenders, including financial institutions. Note that, currently, we have not identified any additional source of financing, other than the proceeds from our Offering, and there is no assurance that such sources of financing will be available on favorable terms or at all. If we do not raise sufficient funds in this Offering, we may not be able to implement our business plan, or may have to cease operations altogether.

Contingent Liabilities

We may be subject to lawsuits, investigations and claims (some of which may involve substantial dollar amounts) that can arise out of our normal business operations. We would continually assess the likelihood of any adverse judgments or outcomes to our contingencies, as well as potential amounts or ranges of probable losses, and recognize a liability, if any, for these contingencies based on a thorough analysis of each matter with the assistance of outside legal counsel and, if applicable, other experts. Because most contingencies are resolved over long periods of time, liabilities may change in the future due to new developments (including new discovery of facts, changes in legislation and outcomes of similar cases through the judicial system), changes in assumptions or changes in our settlement strategy. There were no contingent liabilities as of December 31, 2024.

Income Taxes

As of December 31, 2024, we had no federal and state income tax expense.

Off-Balance Sheet and Other Arrangements

As of December 31, 2024, we did not have any material off-balance sheet arrangements.

Significant Accounting Policies

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or “GAAP.” The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reported period. In accordance with GAAP, we base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. Our significant accounting policies are fully described in Note 1 to our audited financial statements appearing elsewhere in this offering circular, and we believe those accounting policies are critical to the process of making significant judgments and estimates in the preparation of our financial statements.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Each director shall serve until his or her successor is elected and qualified or until his or her death, resignation or removal. Our officers are appointed by our Board and will serve in such capacity until his or her successor is appointed or until his or her death, resignation or removal. Our Board has no nominating, audit or compensation committees.

Set forth below is certain information concerning the directors and executive officers of the Company.

Name(1)	Age	Position	Term of Office	Approximate hours per week(2)

Patrick Reilly	43	Chief Executive Officer; Director	December 2024 – December 2025	1

Ray Willardson	43	Chief Financial Officer	December 2024 – December 2025	1

(1)	The Company has no significant employees and no executive officers or directors except as provided in this table.

(2)	Each of the directors and officers listed are employed full-time by our Parent Company.

Biographies

Patrick Reilly. Patrick has served as our Chief Executive Officer since December 2024. Patrick began providing consulting services to our Parent Company, Angel Studios, in March 2014 and joined Angel Studios as the Director of Finance in February 2016. Patrick is a seasoned veteran of tech startups. Prior to joining us, Patrick served as the Financial Controller at Moki Mobility, Inc. a computer software company, from 2013 to February 2016, where he was responsible for all finance and accounting duties. From 2009 to 2013, Patrick was the Vice President of Finance and Financial Controller at Allegiance, Inc. (now Maritz CX), where he was responsible for all finance and accounting duties of the company. Patrick graduated from the University of Utah with his M.B.A in 2020 and holds a B.S. in Business Administration from Utah Valley University.

Ray Willardson. Ray has served as our Chief Financial Officer since December 2024. Ray has also served as the Vice President of Finance for our Parent Company since 2021, where he oversees all aspects of accounting, as well as portions of the finance, treasury, and strategic direction for the business. Prior to working at our Parent Company, Ray served as the Director of Reporting (from 2015 to 2020) and Vice President of Accounting (from 2020 to 2021) at sPower, a renewable energy company, where he oversaw all accounting matters for over 200 entities and a consolidated balance sheet of over $2 billion. Ray has extensive experience in finance and accounting.  He is a CPA, has 5 years of Big 4 auditing experience, and has excelled while working for large public companies and small start-ups. Ray graduated from Brigham Young University with a dual degree of B.S. in Accounting and MAcc in 2008.

Family Relationships

There are no family relationships among the executive officers or the directors of the Company. A number of shareholders, directors and/or officers of our Parent Company are members of Harmon Brothers, LLC, an advertising and marketing company that we anticipate will provide advertising services to our Parent Company in connection with the Picture.

Involvement in Certain Legal Proceedings

No executive officer, member of the board of directors or control person of our Company has been involved in any legal proceeding listed in Item 401(f) of Regulation S-K in the past 10 years.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Our Company was incorporated on December 16, 2024. The Company has not yet paid its directors and officers Patrick Reilly and Ray Willardson (our “named executive officers”) any cash or other form of compensation from December 16, 2024 (date of inception) to date. Therefore, we have excluded a Summary Compensation Table for the period from December 16, 2024 (date of inception) to December 31, 2024, for the named executive officers.

The Company has no intention of compensating the named executive officers. We expect the named executive officers will be compensated only by the Parent Company in connection with their services to the Parent Company. There are no compensatory plans or arrangements, including payments to be received from the Company with respect to any executive officer, that would result in payments to such person because of his or her resignation, retirement or other termination of employment with the Company, any change in control, or a change in the person’s responsibilities following a change in control of the Company.

SECURITY OWNERSHIP OF

MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth information about the current beneficial ownership of the Company at February 14, 2025 and the estimated beneficial ownership of the Company’s at after the Offering for:

•	Each person known to us to be the beneficial owner of more than 10% of the Company’s voting securities ;

•	Each director and executive officer who beneficially owns more than 10% of the Company’s voting securities; and

•	All of the executive officers and directors as a group.

Unless otherwise noted below, the address for each beneficial owner listed on the table is in care of Angel Studios 010, Inc., 295 W Center St., Provo, Utah 84601. We have determined beneficial ownership in accordance with the rules of the SEC. We believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 100 shares of our common stock outstanding as of March 11, 2025. The Company has authorized and created 10,000,000 shares of Series A Preferred Stock, none of which are issued and outstanding.

The Company has not issued any options, convertible notes, or restricted stock units to include in its calculation of the beneficial ownership information below.

	Common Stock Shares Beneficially Owned Prior to this Offering		Common Stock Shares Beneficially Owned After this Offering(5)
Name of Beneficial Owner	Number	Percent	Number	Percent
Directors and Named Executive Officers:

Patrick Reilly, Chief Executive Officer and Director	0	0	0	0

Ray Willardson, Chief Financial Officer	0	0	0	0

All named executive officers and members of the Board of Directors as a group (2 persons)	0	0	0	0

10% holders:
Angel Studios, Inc.(1)	100	100%	100	100%

(1)	The Board of Directors of Angel Studios, Inc. has voting and dispositive control of the Company’s common stock held by Angel Studios, Inc. Because any action of Angel Studios, Inc. requires the vote of a majority of the Board of Angel Studios, Inc., no single member has voting or dispositive control.

INTEREST OF MANAGEMENT AND
OTHERS IN CERTAIN TRANSACTIONS

The following is a description of each transaction since December 16, 2024 (date of inception of the Company) and each currently proposed transaction in which:

•	We have been or will be a participant;

•	The amount involved exceeds the lesser of $120,000 or one percent of the average of the smaller reporting company’s total assets at year end for the last two completed fiscal years; and

•	Any of our directors, executive officers or beneficial owners of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

The following also describes certain other transactions of the Company in which our officers and/or directors have a direct or indirect interest.

Share Issuance to Parent Company

On January 31, 2025, we sold and issued 100 shares of our $0.00001 par value per share common stock to our Parent Company, in exchange for $100. All of our officers and directors are also officers and/or directors of our Parent Company. Patrick Reilly is also a shareholder of our Parent Company.

Services Agreement with Parent Company; Platform Ownership and Operation

As noted previously, we have entered into a Services Agreement with our Parent Company, pursuant to which our Parent Company agreed to provide marketing services in connection with the Picture on behalf of the Company. We will also distribute the Picture through the Platform owned and operated by our Parent Company. For a more detailed description of the Services Agreement, please see the section titled “Description of Business – Revenue Streams.” All of our officers and directors authorizing execution of the Services Agreement and use of the Platform for distribution are also officers and/or directors and shareholders of our Parent Company.

Officers and directors of the Company will have other business interests and obligations to other entities.

The Company and/or its respective affiliates, shareholders, members, partners, managers, directors, officers and employees will devote as much time to our affairs as is reasonably required in the judgment of the Company as applicable. Such affiliates, shareholders, members, partners, managers, directors, officers and employees will not be precluded from engaging directly or indirectly in any other business or other activity, including the same type of business as conducted by the Company.

None of the officers and directors of the Company will be required to manage the Company as their sole and exclusive function and they may have other business interests and may engage in other activities in addition to those relating to the Company, provided that such activities do not otherwise breach their agreements with the Company.

We are dependent on these persons to successfully operate the Company. Their other business interests and activities could divert time and attention from operating the Company.

DESCRIPTION OF SHARES

The Company has authorized 1,000 shares of Common Stock, par value $0.00001 per share. There are currently 100 shares of Common Stock issued and outstanding. The Company has authorized 10,000,000 shares of Series A Preferred Stock, with a par value $0.00001 per Share. We are offering up to 5,000,000 Shares at an offering price of $1.00 per share. There are no Shares issued and outstanding at this time.

Common Stock

Holders of the Company’s Common Stock are entitled to one (1) vote for each share on all matters submitted to a stockholder vote. The Common Stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of Common Stock voting for the election of directors can elect all of the directors. Holders of the Company’s Common Stock representing a majority of the voting power of the Company’s capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. Holders of the Company’s Common Stock are entitled to share in all dividends that our Board of Directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the Common Stock. The Company’s Common Stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the Company’s Common Stock.

Preferred Stock

The rights, preferences, restrictions and other matters relating to the Series A Preferred Stock are as follows:

Number and Stated Value. The Company has authorized 10,000,000 shares of Series A Preferred Stock. Each share of Series A Preferred Stock has a Stated Value of $1.15. The Stated Value, to the extent unpaid and as existing at any time, is referred to as the “Series A Payment Amount”.

Dividends. The Company at the discretion of its Board of Directors, may issue dividend payments to Series A Preferred Stockholders if it deems sufficient funds are available. Each dividend payment would be determined in amount and timing by the Company’s Board and each dividend payment would proportionally reduce the Series A Payment Amount. Dividends would be distributed equally among all outstanding Series A shares. The Series A Payment Amount will be reduced by the amount of any dividends paid on the Shares.

 Voting Rights. The holders of the Series A shares will have no voting rights other than as required by law or for any proposed amendments to the as filed Amended Certificate of Designations for the Series A shares.

No Participation. The Series A Preferred Stock will not participate in any payments to be paid to the Common Stock or on any other payments on any other shares of stock of the Company.

No Conversion. The Series A Preferred Stock will not be convertible into any other shares of stock of the Company.

Liquidation Payment. In the event of the Company’s liquidation, dissolution, or winding up, or in the case of a Deemed Liquidation Event, holders of Series A Preferred Stock are entitled to receive payment before any distributions to common stockholders. This payment per share will be equivalent to the then-applicable Series A Payment Amount. If the Company’s available assets are insufficient to fully pay the Series A Payment Amount, Series A Preferred Stockholders will proportionally share in the distribution of available assets based on their respective shares. A “Deemed Liquidation Event” means a merger or consolidation where the Company issues new capital stock (unless the current stockholders maintain majority control post-transaction), or the sale, lease, transfer, exclusive license, or other disposition of all or substantially all assets of the Company and its subsidiaries, or the sale of subsidiaries holding these assets, except for transactions within wholly owned subsidiaries. This definition is subject to change based on a majority vote by Series A Preferred Stockholders.

Deemed Redemption. Upon full payment of the Series A Payment Amount, for any reason, all of the shares of Series A Preferred Stock will be deemed automatically redeemed in return for such payment(s) and will be automatically returned to the Company and will constitute authorized and unissued shares of Series A Preferred Stock.

Optional Redemption by the Company. At any time following the date of the issuance of any shares of Series A Preferred Stock, the Company may elect, in the sole discretion of the Board, to conduct a Corporation Optional Redemption, and such Corporation Optional Redemption need not be consummated pro rata amongst all of the Series A holders. A Corporation Optional Redemption will be consummated at a redemption price equal to the then applicable Series A Payment Amount with respect to the shares of Series A Preferred Stock then being redeemed.

No Payments on Other Shares. Until the Series A Payment Amount has been paid in full and therefore the Series A Preferred Stock has been redeemed, the Company will not pay any dividends or make any distributions to any of the other classes of stock of the Company, except as other may be required by applicable law.

Amendment and Protective Provisions. The Company may not amend or repeal the Series A Preferred Stock Amended Certificate of Designations in any manner that would be material and adverse to the Series A holders without the prior written consent of Series A Holders holding a majority of the Series A Preferred Stock then issued and outstanding, in which vote each share of Series A Preferred Stock then issued and outstanding shall have one vote, voting separately as a single class, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Series A Holders, and any such act or transaction entered into without such vote or consent shall be null and void ab initio, and of no force or effect.

Exclusive Forum Provisions

Section 7.4 our Bylaws provides that “Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) an action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the state of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.”

THIS PROVISION WOULD NOT APPLY TO SUITS BROUGHT TO ENFORCE A DUTY OR LIABILITY CREATED BY THE SECURITIES ACT, THE EXCHANGE ACT, OR ANY OTHER CLAIM FOR WHICH THE U.S. FEDERAL COURTS HAVE EXCLUSIVE JURISDICTION.

This choice of forum provision may limit the ability of a Shareholder to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, a court could find these provisions of our Bylaws to be inapplicable or unenforceable in respect of one or more of the specified types of actions or proceedings, which may require us to incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

Fee Shifting Provision

Section 7.4 our Bylaws provides that “If any action is brought by any party against another party, relating to or arising out of these Bylaws, or the enforcement hereof, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action, provided that the provisions of this sentence shall not apply with respect to “internal corporate claims” as defined in Section 109(b) of the DGCL.”

In the event you initiate or assert a claims against us, in accordance with Section 7 of our Bylaws, and you do not obtain a judgment on the merits that substantially achieves, in substance and amount, the full remedy sought, you will be obligated to reimburse us for all reasonable costs and expenses incurred in connection with such claim, including, but not limited to, reasonable attorney’s fees and expenses and costs of appeal, if any.

THE FEE SHIFTING PROVISION CONTAINED IN THE BYLAWS IS NOT INTENDED TO BE DEEMED A WAIVER BY ANY HOLDER OF THE SHARES OF THE COMPANY’S COMPLIANCE WITH THE U.S. FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. THE FEE SHIFTING PROVISION CONTAINED IN THE BYLAWS DO NOT APPLY TO CLAIMS BROUGHT UNDER THE EXCHANGE ACT AND SECURITIES ACT.

Certain Anti-Takeover Provisions of Delaware Law and our Certificate of Incorporation and Bylaws

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of Common Stock; or

•	on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Special Meeting of Stockholders

Our bylaws provide that a special meeting of our stockholders, other than a special meeting for the election of directors, may be called only by the Board of Directors.

No Classified Board of Directors

Our Board of Directors is not currently divided into classes, and is comprised of only one director who is elected to a one-year term. All directors are subject to reelection at each annual meeting of stockholders. The director’s term will continue until the election and qualification of the director’s successor, or the director’s earlier death, resignation or removal.

Removal of Directors

Except as may otherwise be provided in connection with rights to elect additional directors under specified circumstances, which may be granted to the holders of any class or series of Preferred Stock, any director may be removed from office only by the affirmative vote of the holders of not less than a majority of the voting power of the issued and outstanding stock entitled to vote, at a special meeting of the stockholders called for that purpose and the vacancies thus created may be filled, at the meeting held for the purpose of removal, by the majority affirmative vote of the holders of all of the voting power of the issued and outstanding stock entitled to vote.

Payment Agent; No Transfer Agent; Uncertificated Stock

The Company will not use any transfer agent in connection with this Offering. The Company will use a third-party payment processor to facilitate the transfer of funds to and from Shareholders. Information about transfer of funds is available on the Offering Site. All shares of the Company are uncertificated.

Shares Eligible for Future Sale

Prior to this Offering, there has been no public market for our Shares, and we do not intend to seek to establish one. Prior to the Offering, there are no Shares issued and outstanding. Upon closing of this Offering, if it is fully subscribed, 5,000,000 Shares will be issued and outstanding. Prior to this Offering, and after this Offering, 100 shares of our Common Stock are, and will be, issued and outstanding.

Personal Liability of Directors, Officers, Employees and Stockholders

No incorporator, stockholder, employee, agent, officer, director, parent company, or subsidiary of ours will have any liability for any obligations of ours due to the issuance of any Shares.

Tax Treatment

Shareholders will receive income upon the Company’s redemption of the Shares. At the end of the calendar year, investors will receive such tax forms as the Company is required to provide in accordance with the U.S. Tax Code, which forms will need to be filed by investors pursuant to such Code. Investor’s tax situations will likely vary greatly and all tax and accounting questions should be directed towards a certified public accountant.

ADDITIONAL REQUIREMENTS AND RESTRICTIONS

State Securities – Blue Sky Laws

There is no established public market for our Shares, and we do not intend to list our Shares on any exchange or trading platform. Transfer of our Shares may also be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as “Blue Sky” laws. Absent compliance with such individual state laws, our Shares may not be traded in such jurisdictions. Because the securities qualified hereunder have not been registered for resale under the blue sky laws of any state, the holders of such Shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state blue-sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. Accordingly, investors may not be able to liquidate their investments and should be prepared to hold the Shares for an indefinite period of time.

We currently do not intend to and may not be able to qualify securities for resale in states which require the Shares to be qualified before they can be resold by holders of Shares.

EXPERTS

Our balance sheet as of December 31, 2024 and the related statements of operations, shareholder’s equity and cash flows for the period from December 16, 2024 (date of inception) through December 31, 2024, included in this offering circular have been audited by Tanner LLC, independent auditor, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters regarding the securities being offered by this Offering Circular will be passed upon for us by Michael Best & Friedrich, LLP, Salt Lake City, Utah. We have received an opinion from Michael Best & Friedrich, LLP, Salt Lake City, Utah, regarding the validity of the Shares to be offered pursuant to Delaware law.

WHERE YOU CAN FIND MORE INFORMATION

We have filed an offering statement on Form 1-A with the SEC under Regulation A of the Securities Act with respect to the Series A shares offered by this offering circular. This offering circular, which constitutes a part of the offering statement, does not contain all of the information set forth in the offering statement or the exhibits and schedules filed therewith. Statements contained in this offering circular regarding the contents of any contract or any other document that is filed as an exhibit to the offering statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the offering statement. The offering statement, including its exhibits and schedules, may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the offering statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

We also maintain the Offering Site at www.launch.movie/kingofkings. After the completion of this Offering, you may access these materials at the Offering Site free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this offering circular and the inclusion of our website address in this offering circular is an inactive textual reference only.

After the completion of this Tier 2, Regulation A offering, we will be required to comply with certain ongoing disclosure requirements under Rule 257 of Regulation A. We will be required to file: an annual report with the SEC on Form 1-K; a semi-annual report with the SEC on Form 1-SA; and current reports with the SEC on Form 1-U. These reports and other information will be available for inspection and copying at the public reference room and on the SEC’s website referred to above. If and when we decide to and are no longer obligated to file and provide reports pursuant to the requirements of Regulation A, including when we have redeemed the Shares, we will file a Form 1-Z to discontinue our reporting obligations under Regulation A.

Angel Studios 010, Inc.

Best Efforts Offering of

$5,000,000 Maximum Offering Amount (5,000,000 Shares of Series A Preferred Stock)

OFFERING CIRCULAR

PART III – EXHIBITS

Index to Exhibits

Exhibit
No.	Exhibit Description

2.1	Certificate of Incorporation filed with Delaware Secretary of State on December 16, 2024, and amendment thereto filed February 10, 2025 and February 20, 2025.*

2.2	Bylaws.*

2.3	Series A Preferred Designation filed with Deleware Secretary of State on January 30, 2025, and amendment thereto filed February 20, 2025. *

4.1	Form of Subscription Agreement for Regulation A Offering.*

6.1	Services Agreement with Angel Studios, Inc. dated February 26, 2025*

6.2	Distribution Agreement with Mofac Animation Studios LLC dated October 25, 2024.*

6.3	Broker-Dealer - Onboarding Agent Engagement Agreement – Reg A+ Tier.*

10.1	Power of Attorney (included on signature page).*

11.1	Consent of Michael Best & Friedrich, LLP (included in Exhibit 12.1).*

11.2	Consent of Tanner LLC.*

12.1	Opinion of Michael Best & Friedrich, LLP.*

* Filed herewith

SIGNATURES

Pursuant to the requirements of Regulation A, the registrant has duly caused this Form 1-A to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Provo, State of Utah, on March 11, 2025.

Angel Studios 010, Inc.

By:	/s/ Patrick Reilly
Patrick Reilly
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Patrick Reilly as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including all pre-qualification and post-qualification amendments) to this Form 1-A offering statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agent or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of Regulation A, this Form 1-A has been signed by the following persons in the capacities indicated on March 11, 2025.

Name	Title

/s/ Patrick Reilly	Chief Executive Officer and Director
Patrick Reilly

/s/ Ray Willardson	Chief Financial Officer
Ray Willardson	(Principal Financial Officer and Principal Accounting Officer)

The Stockholders of Angel Studios 010, Inc.

Opinion

We have audited the accompanying financial statements of Angel Studios 010, Inc. (the Company) which comprise the balance sheet as of December 31, 2024, and the related statement of operations, stockholders’ equity, and cash flows for the period from December 16, 2024 (date of inception) through December 31, 2024, and the related notes to financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the period from December 16, 2024 (date of inception) through December 31, 2024 in accordance with accounting principles generally accepted in the United States of America (US GAAP).

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (U.S. GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with US GAAP, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with US GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.
•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Tanner LLC

February 11, 2025

Balance Sheet

December 31, 2024
Assets

Cash	$-

Total assets	$-

Liabilities and Stockholders' Equity

Liabilities	$-

Stockholders' equity:
Series A Preferred stock, $0.00001 par value, 10,000,000 shares authorized; 0 shares issued and outstanding, respectively	-
Common stock, $0.00001 par value, 1,000 shares authorized; 0 shares issued and outstanding, respectively	-
Additional paid-in capital	-
Retained earnings	-

Total liabilities and stockholders' equity	$-

See accompanying notes to financial statements

Statement of Operations

For the Period from December 16, 2024 (date of inception) through December 31, 2024

Revenues	$-

Operating expenses	-

Operating income	-

Income tax provision	-

Net income	$-

Net income per common share - basic	$-
Net income per common share - diluted	$-

Weighted average common shares outstanding - basic	-
Weighted average common shares outstanding - diluted	-

See accompanying notes to financial statements

Statement of Stockholder's Equity

Capital Stock
	Series A Preferred Shares	Amount	Common Shares	Amount	Additional Paid-in Capital	Retained Earnings	Total Stockholders' Equity
Balance as of December 16, 2024 (Inception)	-	$-	-	$-	$-	$-	$-

Issurance of Common Stock	-	-	-	-	-	-	-

Net income	-	-	-	-	-	-	-

Balance as of December 31, 2024	-	$-	-	$-	$-	$-	$-

See accompanying notes to financial statements

Statement of Cash Flows

For the Period from December 16, 2024 (date of inception) through December 31, 2024

Cash flows from operating activities:
Net income	$-

Net cash provided by operating activities	-

Cash flows from investing activities	-

Cash flows from financing activities:
Issuance of common stock	-

Net cash provided by financing activities	-

Net change in cash	-

Cash at beginning of period	-

Cash at end of period	$-

See accompanying notes to financial statements

1.	Organization and Summary of Significant Accounting Policies and Related Matters

Nature of Operations

Angel Studios 010, Inc. (the Company), is a Corporation organized under the state of Delaware. The Company commenced operations on December 16, 2024 and is managed by Angel Studios, Inc. (Owner).

The Company is a special purpose vehicle whose sole purpose is to license and promote the upcoming Films of Owner. Money raised will be used for print and advertising purposes to promote certain film’s theatrical releases as well as additional licensing and marketing needs during the post-theatrical period.

Concentration of Credit Risk

The Company will maintain its cash in bank deposit accounts which, at times, may exceed federally insured limits. To date, the Company has not experienced a loss or lack of access to any cash; however, no assurance can be provided that access to the Company’s future invested cash will not be impacted by the adverse conditions in the financial markets.

Liability of Owner

The Owner is not personally liable for any obligations of the Company and has no obligation to make contributions to the Company.

Contributed Capital

As of December 31, 2024, the Company had received $0 of contributed capital from the Owner.

Basis of Presentation and Use of Estimates in Financial Statements

The accompanying financial statements and schedule of investments are presented using accounting principles generally accepted in the United States of America (U.S. GAAP). Financial statements prepared on a U.S. GAAP basis require management to make estimates and assumptions that affect the amounts and disclosures reported in the financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes known, which could impact the amounts reported and disclosed herein. Actual results could differ from these estimates.

Income Taxes

The Company analyzes the financial statement effect of an uncertain tax position only after considering the probability that a tax authority would sustain the position in an examination. For tax positions meeting a “more-likely-than-not” threshold, the amount recognized in the financial statements is the amount expected to be realized upon settlement with the tax authority. For tax positions not meeting the threshold, no financial statement amount is recognized. As of December 31, 2024, the Company had no uncertain tax positions. The Company recognizes interest and penalties, if any, related to uncertain tax positions as operating expenses. The Company currently has no federal or state tax examinations in progress.

Subsequent Events

The Company has evaluated subsequent events and transactions for potential recognition or disclosure through February 11, 2025, which is the date the financial statements were available to be issued.

2.	Related-Party Transactions

As disclosed in Note 6, Subsequent Events, the Owner contributed $100 to the Company for purchase of 100 shares of common stock on January 31, 2025.

3.	Class A Preferred Stock

The Company has authorized 10,000,000 shares of preferred stock, par value $0.00001 per share with all authorized shares of preferred stock designated as Series A preferred stock. No shares of Series A preferred stock have been issued as of December 31, 2024.

Stated Value

Each share of Series A preferred stock has a stated value of $1.20 per share (the “Repayment Amount”), which is the value of the price of each share ($1.00) plus a 20% return. Other than the Repayment Amount, the Series A preferred stockholders shall not participate in any profits of the Company beyond the payment of the Series A Repayment Amount.

Voting Rights

The holders of Series A preferred stock shall be entitled to zero (0) votes per share on each matter to be voted on by the stockholders of the Company.

Deemed Redemption

Once the Series A preferred stock stated value of $1.20 has been fully paid, the shares of preferred stock shall be deemed automatically redeemed. Once redeemed, the shares shall be returned to the Company as unissued shares of Series A preferred stock.

4.	Common Stock

The Company has authorized capital stock consisting of 1,000 shares of common stock, par value $0.00001 per share.

Voting Rights

The holders of common stock shall be entitled to one (1) vote per share on each matter to be voted on by the stockholders of the Company.

Dividends

Subject to the rights of the holders of preferred stock, dividends may be paid on the outstanding shares of common stock as and when declared by the Board of Directors, out of funds legally available.

Liquidation Rights

Subject to the rights of the holders of preferred stock, the holders of common stock outstanding shall be entitled to receive all of the assets and funds of the Company remaining and available for distribution. Such assets and funds shall be divided among and paid to the holders of common stock, on a pro-rata basis, according to the number of shares of common stock held by them.

5.	Earnings per Share

The Company reports earnings per share in accordance with Accounting Standards Codification (ASC) 260-10. Basic earnings per share includes no dilution and is computed by dividing net income available to stockholders by the weighted average common shares outstanding for the period. Diluted earnings per share is calculated similarly to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the common shares were dilutive.

6.	Subsequent Events

The Owner contributed $100 to the Company for the purchase of 100 shares of common stock on January 31, 2025.